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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CASEY'S GENERAL STORES, INC. (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

July 25, 2019

Dear Shareholders:

          I am pleased to invite you to attend the annual meeting of shareholders of Casey's General Stores, Inc., to be held at 9:00 a.m. Central Time on September 4, 2019, at Casey's Corporate Headquarters, located at One SE Convenience Blvd., Ankeny, Iowa 50021.

          The Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be considered and voted upon at the Annual Meeting. At the Annual Meeting, we also will report on our results this past year and you will have an opportunity to ask questions.

          We hope all of our shareholders will be able to attend the Annual Meeting. However, whether or not you attend personally, it is important that you are represented. If you request a paper copy of the proxy materials, please promptly complete and return the proxy card in the envelope provided to ensure that your vote will be received and counted. Alternatively, you may vote by telephone or through the Internet as described in the section of the Proxy Statement named "About the Annual Meeting—How to Vote; Submitting Your Proxy; Revoking Your Proxy".

          On behalf of the Board of Directors and Casey's management, thank you for your support, and we look forward to seeing you at the meeting.

Sincerely,

Darren M. Rebelez
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 4, 2019

To the Shareholders of Casey's General Stores, Inc.:

          The annual meeting of the shareholders of Casey's General Stores, Inc. will be held at its Corporate Headquarters, One SE Convenience Blvd., Ankeny, Iowa 50021, on September 4, 2019, at 9:00 a.m. Central Time, for the following purposes:

  1.
  To elect four directors to serve until the next annual shareholders' meeting and until their successors are elected and qualified;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2020;

  3.
  To hold an advisory vote on our named executive officer compensation;

  4.
  To approve an amendment to the Company's Articles of Incorporation to increase the permissible range of the Board of Directors from 4-9 directors to 7-12 directors with the precise number of directors to be determined by the Board of Directors from time to time; and

  5.
  To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

          The above matters are described in the Proxy Statement. Please read it carefully and vote by using one of the following methods, whether or not you plan to attend the Annual Meeting: (i) vote by telephone, (ii) vote on the Internet, or (iii) request a paper copy of the 2019 proxy materials by following the instructions on the notice mailed to you on or about July 25, 2019 entitled "Important Notice Regarding the Availability of Proxy Materials" and promptly return your completed proxy card in the envelope provided.

          Voting Instructions are described in more detail in the Proxy Statement in the section named "About the Annual Meeting—How to Vote; Submitting Your Proxy; Revoking Your Proxy".

          Only shareholders of record at the close of business on July 8, 2019 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,
Julia L. Jackowski Senior Vice President—Corporate General Counsel and Secretary

July 25, 2019

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on September 4, 2019

The Notice of Annual Meeting of Shareholders, the Proxy Statement and Annual Report to Shareholders
are available at http://materials.proxyvote.com/147528

About the Annual Meeting	1
Proposal 1: Election of Directors	5
Governance of the Company	13
The Board of Directors and Its Committees	17
Information About Our Executive Officers	23
Principal Shareholders	24
Beneficial Ownership of Shares of Common Stock by Directors and Executive Officers	25
Compensation Discussion and Analysis	26
Compensation Committee Report	48
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	48
Compensation Programs and Risk Management	48
Executive Compensation	49
Potential Payments upon Termination or Change of Control	60
CEO Pay Ratio	64
Equity Compensation Plan Information	65
Director Compensation	66
Report of the Audit Committee of the Board of Directors	69
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	70
Proposal 3: Advisory Vote on our Named Executive Officer Compensation	72
Proposal 4: Amendment to the Company's Articles of Incorporation to Increase the Permissible Range of the Board of Directors From 4-9 Directors to 7-12 Directors with the Precise Number of Directors to be Determined by the Board of Directors from Time to Time	73
Annual Reports	74
Shareholders Sharing an Address	74
Submission of Shareholder Proposals	74
Proxy Solicitation	76
Other Matters	76
Appendix A	A-1

ABOUT THE ANNUAL MEETING

General

          The 2019 annual shareholders' meeting of Casey's General Stores, Inc. ("Casey's", the "Company", "we", "our" or "us") will be held at 9:00 a.m. Central Time on September 4, 2019, at Casey's Corporate Headquarters, One SE Convenience Blvd., Ankeny, Iowa 50021 (the "Annual Meeting"). The mailing address of the Company's principal executive offices is P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021.

          This Proxy Statement and the proxy card are first being provided and/or made available on or about July 25, 2019 to each holder of record of common stock, no par value per share ("Common Stock"), of the Company at the close of business on July 8, 2019—the "Record Date". On the Record Date, there were 36,767,634 shares of Common Stock outstanding. Each share of Common Stock will be entitled to one vote on all matters.

          Casey's Board of Directors (the "Board"), through the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting of Shareholders, this Proxy Statement and the proxy card, is soliciting your vote on matters being submitted for shareholder approval at the Annual Meeting and any adjournments or postponements thereof.

          At the Annual Meeting, shareholders will vote on the following matters:

  •
  To elect four directors to serve until the next annual shareholders' meeting and until their successors are elected and qualified;

  •
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending April 30, 2020;

  •
  To hold an advisory vote on our named executive officer compensation;

  •
  To approve an amendment to the Company's Restated and Amended Articles of Incorporation (the "Articles") to increase the permissible range of the Board from 4-9 directors to 7-12 directors with the precise number of directors to be determined by the Board from time to time; and

  •
  To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

          The Board is not aware at this date of any other matters proposed to be presented at the Annual Meeting. The persons named on the proxy card will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment.

Securities Entitled to Vote

          The only securities eligible to be voted at the Annual Meeting are shares of Common Stock. Only holders of Common Stock at the close of business on the Record Date—July 8, 2019—are entitled to vote. Each share of Common Stock represents one vote, and all shares vote together as a single class. There were 36,767,634 shares of Common Stock issued and outstanding on the Record Date.

Quorum; Vote Required

          The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. Shareholders are entitled to one vote per share. Shares of Common Stock held by shareholders abstaining from voting but otherwise present at the meeting in person or by proxy ("abstentions") are included in determining whether a quorum is present. Broker shares that are not voted on a particular proposal because the broker does not have discretionary voting power for that proposal and have not received voting instructions from the beneficial owner ("broker non-votes") are also included in determining whether a quorum is present.

  •
  For Proposal 1, the election of directors, every shareholder has the right to vote each share of Common Stock owned by such shareholder on the Record Date for as many persons as there are directors to be elected. Cumulative voting is not permitted. The Company's Articles provide for a majority voting standard in uncontested elections, meaning that the number of votes cast "FOR" a director nominee must exceed the number of votes cast "AGAINST" that director nominee (a "Majority Vote"). Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote for Proposal 1.

  The Company's Corporate Governance Guidelines, described further on page 13, provide that any director in an uncontested election who does not receive a Majority Vote is expected to tender his or her resignation as a director. All of the current directors have tendered irrevocable resignations to the Company that will be effective if that director does not receive a Majority Vote and the Board accepts such resignation. Further information on the resignation policy is on page 13 under the heading "Governance of the Company".

  •
  Proposal 2, to ratify the selection of the independent registered public accounting firm, requires the affirmative vote of the majority of the votes cast on the proposal, meaning that the number of shares voted "FOR" the proposal must exceed the number of shares voted "AGAINST" the proposal. Abstentions will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote for Proposal 2. Broker non-votes are not expected for Proposal 2.

  •
  Proposal 3, the advisory non-binding resolution on our named executive officer compensation, requires the affirmative vote of the majority of the votes cast on the proposal, meaning that the number of shares voted "FOR" the proposal must exceed the number of shares voted "AGAINST" the proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote for Proposal 3.

  •
  Proposal 4, to amend the Articles to increase the permissible range of the Board from 4-9 directors to 7-12 directors with the precise number of directors to be determined by the Board from time to time, requires the affirmative vote of the holders of at least two-thirds (2/3) of the shares entitled to vote at the time such amendment is proposed. Therefore, abstentions and broker non-votes will have the effect of a vote "AGAINST" Proposal 4.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

          Your vote is very important to the Company. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares today. You may vote your shares by either:

  •
  Voting in person at the Annual Meeting; or

  •
  Submitting a completed proxy.

  By submitting a proxy, you are legally authorizing another person to vote your shares. The proxy card designates H. Lynn Horak and Darren M. Rebelez to vote your shares in accordance with the voting instructions you indicate on your proxy card. If you submit your proxy card designating Mr. Horak and Mr. Rebelez as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, your shares will be voted by these individuals in accordance with the Board's recommendations, which are described in this Proxy Statement. If any other matters are properly raised at the Annual Meeting—other than the proposals in this Proxy Statement—these individuals will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than those in this Proxy Statement.

    We urge you to vote by doing one of the following:

  •
  Vote by Mail: You can vote your shares by mail by requesting a paper copy of the 2019 proxy materials by following the instructions on the Notice of Internet Availability of Proxy Materials and promptly returning your completed proxy card in the envelope provided. In order for your proxy to be validly submitted and your shares to be voted in accordance with your instructions, please mail your proxy card in time for it to be received by the morning of September 4, 2019.

  •
  Vote by Telephone: You can vote your shares by calling the toll-free number indicated on your proxy card at any time on a touch-tone telephone and following the recorded instructions. If you vote by telephone, you may submit your voting instructions until 11:59 p.m. Eastern Time on September 3, 2019. If you are a beneficial owner, or you hold your shares in "street name" as described below, contact your bank, broker or other holder of record to determine whether you will be able to vote by telephone.

  •
  Vote by Internet: You can vote your shares on the Internet by going to the website indicated on your proxy card and following the steps outlined. If you vote on the Internet, you may submit your voting instructions until 11:59 p.m. Eastern Time on September 3, 2019. If you are a beneficial owner, or you hold your shares in "street name" as described below, contact your bank, broker or other holder of record to determine whether you will be able to vote on the Internet.

          If you hold shares through the Company's 401(k) Plan (the "401K Plan"), such shares are not registered in your name, and your name will not appear in the Company's register of shareholders. Instead, your shares are registered in the name of a trust, which is administered by Principal Trust Company (the "Trustee"). Only the Trustee will be able to vote your shares, even if you personally attend the Annual Meeting. You can direct the voting of the shares allocated to your accounts—including changing or revoking a previously submitted vote—on the Internet, by telephone or by mail on a proxy instruction card, but cannot direct the voting of your 401K Plan shares in person at the meeting. If voting instructions for shares in the 401K Plan are not returned, those shares will be voted by the Trustee in the same proportion as the shares for which voting instructions are returned by the other participants in the 401K Plan. To allow sufficient time for the Trustee to tabulate the vote of the 401K Plan shares, participant instructions must be received before 11:59 p.m. Eastern Time on August 29, 2019.

          If you have previously submitted a proxy card, you may change any vote you may have cast by following the instructions on the proxy card to vote by telephone or on the Internet, or by completing, signing, dating and returning a new proxy card, or by attending the Annual Meeting and voting your shares in person. If your shares are registered in the "street name" of a bank, broker or other holder of record, please contact the applicable bank, broker or record holder for instructions on how to change or revoke your vote.

          Your proxy is revocable. If you are a shareholder of record, after you have submitted your proxy card, you may revoke it by mail before the Annual Meeting by sending a written notice to Julia L. Jackowski, Senior Vice President—Corporate General Counsel and Secretary, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions. Please mail any new proxy card in sufficient time for it to be received by the morning of September 4, 2019. If you are a shareholder of record and you voted your proxy card by telephone or on the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 11:59 p.m. Eastern Time on September 3, 2019. You also may revoke your proxy card by attending the Annual Meeting and voting your shares in person. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy. If you are a beneficial owner, or you hold your shares in "street name" as described below, please contact your bank, broker or other holder of record for instructions on how to change or revoke your vote.

          If your shares are not registered in your name but in the "street name" of a bank, broker or other holder of record (a "Nominee"), your name will not appear in the Company's register of shareholders. Your Nominee, as the record holder of your shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your Nominee, your Nominee will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items—those shares are treated as broker non-votes. Proposal 1—election of directors, Proposal 3—executive officer compensation, and Proposal 4—increase the permissible range of the Board from 4-9 directors to 7-12 directors with the precise number of directors to be determined by the Board from time to time, are "non-discretionary" items for any Nominee holding shares on your behalf. As a result, if your shares are held in "street name" and you do not provide instructions as to how your shares are to be voted, your Nominee will not be able to vote your shares on these proposals. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your Nominee unless you have a proxy from your Nominee. If you do not provide instructions to your Nominee and your Nominee does not vote your shares on your behalf with respect to Proposal 2—ratification of the selection of the independent registered public accounting firm, which is a "discretionary" item, your shares will not be counted in determining whether a quorum is present for the Annual Meeting. If your Nominee exercises its "discretionary" authority to vote your shares on Proposal 2, your shares will be counted in determining whether a quorum is present for all matters presented at the Annual Meeting. We urge you to provide instructions to your Nominee so that your votes may be counted on these important matters. Please contact your Nominee for the deadlines for submission of your vote and for instructions on how to change or revoke your vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

          For directions to the Annual Meeting, call (515) 965-6106, or visit our website—https://investor.caseys.com/resources/directions/default.aspx. Information on how to vote in person is available by contacting Julia L. Jackowski, Senior Vice President—Corporate General Counsel and Secretary at (515) 965-6579, or by writing to us at:

Casey's General Stores, Inc.
Corporate Secretary
P.O. Box 3001
One SE Convenience Blvd.
Ankeny, Iowa 50021

          The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2019, are available at http://materials.proxyvote.com/147528. The Company also makes available, free of charge through its website—www.caseys.com, under the "Investor Relations" link at the bottom of each page—this Proxy Statement, the Annual Report to Shareholders, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as reasonably practicable after these documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the "SEC").

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

          Our Board consists of nine highly-qualified and experienced directors. The Board collectively brings a broad range of executive leadership, consumer/retail, digital marketing, operations, M&A, finance and accounting expertise, as well as broad gender and geographic diversity.

          Certain highlights of our Board composition include the following:

Board Leadership	Independence	Gender Diversity	Average Tenure	Average Age

Independent Board Chair	89% Independent (8 of 9 directors)	56% Female (5 of 9 directors)	3.7 Years of Service	58.7 Years of Age

â	â	â	â	â

H. Lynn Horak (standing for election at the Annual Meeting)	Only non-independent director is Darren M. Rebelez, our President/CEO	Audit, Compensation and Nominating and Corporate Governance Committee Chairs are all female	≤ 2 = 6 directors 3-5 = 1 director 6+ = 2 directors	≤ 50 = 1 director 51-60 = 4 directors 61-64 = 3 directors 65+ = 1 director

          In addition, the table below summarizes certain core individual qualifications, experiences and skills of our directors that contribute to the Board's effectiveness as a whole. This high-level summary is not intended to be an exhaustive list of a director's expertise or contributions to the Board.

	Senior Business Operations Leadership	Consumer Products, Retail	Real Estate, Development, Construction	Digital Marketing, E-Commerce, Marketing and Brand Management	Supply Chair, Logistics and Distribution	Capital Markets, Investment Banking, Asset Management and Investor Relations	M&A	IT and Security	Public Policy, Government Affairs	Regulatory, Compliance, Legal	Finance, Accounting and Financial Reporting	Risk Management

H. Lynn Horak	•	•					•				•

Diane C. Bridgewater	•							•		•	•	•

Donald E. Frieson	•	•	•		•

Cara K. Heiden	•	•					•			•	•	•

David K. Lenhardt	•	•

Darren M. Rebelez	•	•		•			•

Larree M. Renda	•	•	•	•					•			•

Judy A. Schmeling	•	•				•	•				•	•

Allison M. Wing	•	•		•				•

Fiscal 2019 Board Updates

          The Board is committed to building a sound corporate governance structure that is the foundation of integrity, shareholder transparency and strong financial performance. As a result of this commitment and our outreach efforts to shareholders during the fiscal year, the following important actions were taken or approved:

  •
  Shareholder Approval of Majority Voting Standard:  The Company received broad shareholder support for its proposal to adopt majority voting for directors in uncontested elections. As such, the director nominees at the Annual Meeting will be subject to the new majority voting standard, as described further on page 14, under the heading "Governance of the Company—Shareholder Rights".

  •
  Phased Declassification:  As discussed further below, under the heading "Board Structure (and Phased Declassification)", the Company became subject to Iowa Code section 490.806B, which requires the Board's phased, three-year declassification. At the Annual Meeting, the four director nominees will stand for annual election, and by the 2021 annual shareholders' meeting, the entire board will stand for annual election.

  •
  Certain New Committee Chairs:  Continuing the Board's comprehensive refreshment from the 2018 fiscal year, new directors Donald E. Frieson and Judy A. Schmeling were appointed to committee leadership positions, with Mr. Frieson as the chair of the Risk Committee and Ms. Schmeling as the chair of the Nominating and Corporate Governance Committee.

Director Nominee Selection Process

  •
  Director Nominee Selection:  To ensure the Board is comprised of highly-talented and experienced individuals, the Nominating and Corporate Governance Committee annually assesses the competencies and skills that each existing director possesses. The Committee also considers the skills and competencies the Board as a whole should possess in order to provide effective oversight of the Company's business. Based on that assessment and as it deems appropriate, the Nominating and Corporate Governance Committee may establish search criteria for future Board candidates, select suitable candidates for interviews and subsequently recommend appropriate candidates to the Board for consideration. Board candidates are considered based on various criteria, including relevant business and board skills and experiences, judgment and integrity, reputation in their profession, diversity of background, education, leadership ability, concern for the interests of shareholders and relevant regulatory guidelines. These considerations are made in light of the needs of the Board at the particular point in time.

  Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively and, subject to the Company's age and tenure limitations, should be committed to serving on the Board for an extended period of time.

  •
  Nominees for the Annual Meeting:  The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, H. Lynn Horak, Judy A. Schmeling and Allison M. Wing to stand for election at the Annual Meeting, each for an annual term expiring in 2020, and Darren M. Rebelez as a "Class II" director for an annual term expiring in 2020. Further information on these nominees, and the other directors continuing in office, is set forth below.

Board Structure (and Phased Declassification)

          Currently, the Board may consist of up to nine persons, and individuals may be elected by the Board to fill any vacancies or to occupy any new directorships. The person filling such vacancy or newly-created directorship is to serve until the next annual shareholders' meeting following their election and until their successor is elected and qualified.

          The Company is incorporated in Iowa. Until January 1, 2019, under the Iowa Business Corporation Act, the Board was required to be classified. However, starting with the Annual Meeting, Iowa Code section 490.806B mandates that the Board begin a phased declassification over a three-year period. In particular, Iowa Code section 490.806B requires that the staggered terms of the "Class I", "Class II" and "Class III" directors elected or appointed prior to January 1, 2019 cease at the expiration of their then current terms, and that the terms of directors elected or appointed after January 1, 2019 expire at the next annual shareholders' meeting following their election or appointment. As a result:

  •
  Mr. Horak, who was elected by the shareholders in 2016, and Ms. Schmeling and Ms. Wing, each of whom were elected by the Board to fill vacancies in March 2018, have terms which continue until the Annual Meeting, and until their successors are elected and qualified, where they will each stand for election for an annual term (they were previously "Class III" directors; however, as of the Annual Meeting they will no longer be assigned to a "class").

  •
  The current "Class I" directors include Ms. Bridgewater and Ms. Renda, each of whom were elected by the shareholders in 2017, and Mr. Lenhardt, who was elected by the Board to fill a vacancy in March 2018. Their terms continue until the 2020 annual shareholders' meeting, and until their successors are elected and qualified, where each such director nominee will stand for annual election (and will no longer be assigned to a "class").

  •
  The current "Class II" directors include Mr. Frieson and Ms. Heiden, who were elected by the shareholders in 2018, and Mr. Rebelez, our President and CEO, who was elected by the Board to fill a vacancy in June 2019. Mr. Frieson and Ms. Heiden's terms continue until the 2021 annual shareholders' meeting, and until their successors are elected and qualified, where each such director nominee will stand for annual election (and will no longer be assigned to a "class"). Due to the requirement under Iowa Code section 490.806B that directors elected or appointed after January 1, 2019 have a term until the next annual shareholders' meeting, Mr. Rebelez's term continues until the Annual Meeting, and until his successor is elected and qualified, where he will stand for election for an annual term. Mr. Rebelez will continue to stand for annual election as a "Class II" director until the 2021 annual shareholders' meeting (and thereafter will no longer be assigned to a "class").

          Therefore, by the 2021 annual shareholders' meeting, all of the Company's director nominees will stand for annual election.

Nominees for Election at the Annual Meeting

          The Board believes that all four director nominees—Mr. Horak, Ms. Schmeling, Ms. Wing and Mr. Rebelez—have demonstrated outstanding achievement in their professional careers, possess personal and professional integrity and independent judgment, and have the necessary skills and qualifications to provide effective oversight, strategic guidance and contribute to the future success and growth of the Company.

          It is intended that all proxies, unless contrary instructions are given thereon, will be voted FOR the election of the four nominees. In the event of death or disqualification of any nominee, or the refusal or inability of any nominees to serve as a director, the proxy may be voted with discretionary authority for the election of a substitute nominee approved by the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Nominees for Election at the Annual Meeting—Annual Terms to Expire in 2020

Key Experience and Qualifications:

H. Lynn Horak, 73 Retired Regional Chairman, Wells Fargo Regional Banking	Mr. Horak spent the majority of his 35-year banking career leading complex and growing business organizations, from which he brings over three decades of executive leadership experience to his position as independent Board Chair. In recognition for his years of outstanding accomplishments in the Wells Fargo organization, Mr. Horak was elected to the Iowa Business Hall of Fame in 2001. As a director of the Company since 2009, Mr. Horak has developed a deep understanding of the intricacies of the convenience store and quick-service restaurant industries and provides the Board with a wealth of knowledge related to acquisitions, credit markets, consumer behavior and retail analysis.

Director Since: 2009	Career Highlights:

Committees: Executive (Chair), Nominating and Corporate Governance Other Public Boards: None Other: Independent Board Chair of Casey's General Stores, Inc.	Wells Fargo Bank - Midwest Region

•

Regional President (2004-2007)

Wells Fargo Bank Iowa

•

Chairman of the Board and CEO (1991-2004)

•

President and COO (1986-1991)

•

Executive VP and CFO (1981-1986)

•

Various financial and leadership positions (1972-1981)

Key Experience and Qualifications:

Judy A. Schmeling, 59 Former COO, HSN, Inc. and Former President, Cornerstone Brands	Ms. Schmeling is a seasoned executive, bringing over 20 years of financial, operational and leadership experience with her from HSN, a leading interactive multichannel retailer and the first television shopping network. She has also served in various roles through multiple corporate transitions, including the spin-off of HSN from IAC and HSN's integration of additional businesses. Throughout her career as an executive and a director at other public companies, Ms. Schmeling has been at the forefront of new and emerging industries and has developed extensive expertise in accounting/finance, and has significant experience with operations, treasury functions, tax, investor relations and corporate strategy.

Director Since: 2018	Career Highlights:

Committees: Audit, Executive, Nominating and Corporate Governance (Chair)	HSN, Inc. • COO (2013-2017) • Executive VP and CFO (2008-2017) • Executive VP and CFO (2002-2008; when known as IAC Retailing)
Other Public Boards: Constellation Brands, Inc. (since 2013), Canopy Growth Corporation (since 2018)	• Various financial and leadership positions (1994-2002) Cornerstone Brands (a division of HSN) • President (2016-2017)

Key Experience and Qualifications:

Allison M. Wing, 52 Chief Consumer Officer, Bright Health Director Since: 2018 Committees: Compensation, Risk	Ms. Wing is an experienced retail and brand marketing executive, bringing years of digital, retail and customer insights experience to the Board, which is invaluable to the Company as it undergoes its digital transformation. She currently serves as Chief Consumer Officer of Bright Health, a health insurance company. Previously, at Ascena, a leading national specialty retailer of apparel for women, Ms. Wing successfully launched its loyalty program, developed its first customer insights data production platform and launched its enterprise-wide e-commerce platform. Previously, Ms. Wing was an entrepreneur as CEO and founder of giggle, Inc., a multichannel retailer, wholesaler and licenser of baby products. She started her career at Nike and later spent several years in Silicon Valley working for a variety of online, software and e-commerce companies.

Other Public Boards:	Career Highlights:

Bazaarvoice, Inc. (2017-2018), Christopher & Banks Corporation (since 2019)	Bright Health • Chief Consumer Officer (2019-Present) • Chief Marketing/Digital Officer (2018-2019)
Ascena Retail Group, Inc.
• Chief Marketing Officer and Executive VP of Digital (2014-2017)
giggle, Inc.
• Founder, CEO and Chairperson (2004-2014)

Nominee for Election as Class II Director—Annual Term to Expire in 2020

Key Experience and Qualifications:

Darren M. Rebelez, 53 President and Chief Executive Officer, Casey's General Stores, Inc. Director Since: 2019	Mr. Rebelez, the Company's President and CEO since June 24, 2019, brings a wealth of experience as a senior executive in the convenience store and restaurant industries, most recently serving as the President of IHOP Restaurants, a unit of Dine Brands Global, Inc., which franchises and operates restaurants under the Applebee's Grill & Bar and IHOP brands. Prior to joining Dine Brands, Mr. Rebelez was employed by 7-Eleven, Inc., a convenience store chain, as Executive Vice President and Chief Operating Officer. Before 7-Eleven, Mr. Rebelez held numerous management roles within ExxonMobil, and before that, at Thornton Oil Corporation. This experience enables Mr. Rebelez to provide important insights to the Board regarding operations, marketing, digital engagement, product development, management and strategic planning.

Committees: Executive	Career Highlights:

Other Public Boards: Torchmark Corporation (since 2010)	Casey's General Stores, Inc. • President and CEO (2019-Present) IHOP Restaurants (a unit of Dine Brands Global, Inc.) • President (2015-2019) 7-Eleven, Inc. • Executive VP and COO (2007-2014)

Directors Continuing in Office as Class I Directors—Terms to Expire in 2020

Key Experience and Qualifications:

Diane C. Bridgewater, 56 Executive VP, Chief Financial and Administrative Officer, LCS	Ms. Bridgewater brings a wealth of finance, accounting, information technology and executive experience to the Board from LCS, a national leader in the planning, development and management of senior living communities. Her strategic and business operations leadership has helped LCS grow to managing more than $5 billion in assets and more than $1.5 billion in annual revenue with over 24,000 employees serving approximately 35,000 seniors. In addition to directing all financial aspects of LCS and serving on its board and investment committee, Ms. Bridgewater is also responsible for overseeing LCS's insurance business line, group purchasing, IT, compliance, regulatory and legal matters.

Director Since: 2007	Career Highlights:

Committees: Audit, Nominating and Corporate Governance Other Public Boards: None	LCS

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Executive VP, Chief Financial and Administrative Officer (2011-Present)

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Vice President, Treasurer and CFO (2006-2011)

Pioneer Hi-Bred International,  Inc.

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VP and CFO, Pioneer Ag Business (2006)

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VP and Business Director, North America Operations Pioneer Ag Business (2004-2006)

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Global Customer and Sales Service Director-Dupont/Pioneer Ag Business (2001-2003)

Key Experience and Qualifications:

Larree M. Renda, 61 Retired Executive VP, Safeway, Inc. Director Since: 2014 Committees: Compensation	Ms. Renda is a distinguished, 40-year veteran of the retail grocery industry, including over two decades in senior and executive leadership positions at Safeway, a supermarket chain in the United States. Her diverse responsibilities included retail strategy, labor relations, public affairs, communications, government relations, health initiatives, human resources, corporate social responsibility and sustainability, philanthropy, IT and real estate. In her early career at Safeway, Ms. Renda earned the distinction of being the youngest store manager, district manager and retail operations manager in Safeway's history. She was also the first female and youngest person promoted to Senior VP, and subsequently became Safeway's first female Executive VP. Ms. Renda was twice voted as one of the "50 Most Influential Women in Business" by Fortune magazine.

(Chair), Executive, Risk	Career Highlights:

Other Public Boards: International Speedway Corp. (since 2015), HSBC Finance Corporation and HSBC North American Holdings Inc. (2001-2014)	Safeway, Inc. • Executive VP (1999-2015) • Senior VP (1994-1999) • Various management and leadership positions (1974-1994)

Key Experience and Qualifications:

David K. Lenhardt, 50 Former President and Chief Executive Officer, PetSmart, Inc.	Mr. Lenhardt spent more than 14 years with PetSmart, a specialty provider of products, services and solutions for pets, including three years as President and two years as CEO. During this time, he developed its e-commerce and digital business, including through the acquisition of online retailer Pet 360 and deployment of PetSmart's order online/pick-up in-store capabilities. Mr. Lenhardt also successfully completed PetSmart's strategic review process in 2014, which resulted in the sale of PetSmart to BC Partners for $8.7 billion in 2015, representing the highest equity valuation in its history. Prior to PetSmart, Mr. Lenhardt served as manager of Bain & Company, Inc., where he led consulting teams for retail, technology and e-commerce clients.

Director Since: 2018	Career Highlights:

Committees: Audit, Compensation Other Public Boards: PetSmart, Inc. (2013-2015)	PetSmart, Inc. • President and CEO (2013-2015) • President and COO (2012-2013) • Various management and leadership positions (2000-2012) Bain & Company, Inc. • Manager (1996-2000)

Directors Continuing in Office as Class II Directors—Terms to Expire in 2021

Key Experience and Qualifications:

Donald E. Frieson, 61 Executive Vice President, Supply Chain, Lowe's Companies, Inc. Director Since: 2018	Mr. Frieson is the Executive Vice President, Supply Chain, of Lowe's Companies, Inc., the world's second largest home improvement retailer, where he is responsible for its distribution centers, logistics, replenishment and planning, transportation and delivery services. Mr. Frieson brings to the Board over 30 years of operations, logistics and supply chain experience, including 19 years within the Walmart organization, one of the world's largest retailers. While at Walmart, he served as Executive Vice President of Operations at Sam's Club, where he was responsible for all club operations, including supply chain, for more than 650 locations in the U.S. and Puerto Rico, and as Senior Vice President of Supply Chain, where he led more than 30 distribution centers that supplied merchandise to nearly 1,600 stores, supercenters and neighborhood markets in the eastern United States.

Committees: Executive,	Career Highlights:

Nominating and Corporate Governance, Risk (Chair)	Lowe's Companies, Inc. • Executive Vice President, Supply Chain (2018-Present)
Other Public Boards: None	Sam's Club (a division of Walmart, Inc.)
• Executive VP of Operations (2014-2017) • Senior VP—Replenishment, Planning & Real Estate (2012-2014)
Massmart Holdings Limited (a subsidiary of Walmart, Inc.)
• Chief Integration Officer (2011-2012)
Walmart, Inc.
• Senior VP—Supply Chain Eastern US (2010) • President—Central Division (2007-2010) • Various operational and management positions (1999-2007)

Key Experience and Qualifications:

Ms. Heiden has over 20 years of executive leadership experience in the financial services industry, serving in both regional and national roles in the Wells Fargo organization. Her successful financial services career led to her being named multiple times to U.S. Banker magazine's list of "25 Most Powerful Women in Banking". Ms. Heiden's extensive financial, strategy, marketing, operational, and consumer policy expertise will provide the Board with valuable insight in those key areas.

Cara K. Heiden, 63	Career Highlights:

Retired Co-President, Wells Fargo Home Mortgage Director Since: 2017 Committees: Audit (Chair), Executive, Risk Other Public Boards: None	Wells Fargo Home Mortgage

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Co-President (2004-2011)

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Head of National Consumer Lending (1998-2004)

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Head of Loan Administration (1994-1997)

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VP and CFO (1992-1994)

Wells Fargo Bank Iowa

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Senior VP and CFO (1988-1992)

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Various financial leadership positions (1981-1988)

GOVERNANCE OF THE COMPANY

          The Company is committed to strong corporate governance, which we believe promotes the long-term interests of our shareholders, strengthens Board and management accountability and fosters strong Company performance.

          To help ensure the Company meets this commitment, the Board has approved Corporate Governance Guidelines (the "Guidelines") to address key governance practices and identify the framework for the operations of the Board and its committees. A copy of the current Guidelines is posted on the Company's website—www.caseys.com—under the "Investor Relations" link at the bottom of each page.

          The Nominating and Corporate Governance Committee monitors developments in law and in governance practices, including but not limited to those set forth by the Investor Stewardship Group, and recommends to the Board appropriate changes to the Guidelines and other governance practices.

          Certain highlights of our corporate governance practices include the following (items with a "*" are described in more detail below the respective table):

Board Composition

Independent Board Chair	8 of 9 Directors are Independent	56% Female Directors	Strong Female Board Leadership	Recent Board Refreshment

â	â	â	â	â

H. Lynn Horak (standing for election at the Annual Meeting)*	Only non-independent director is Darren M. Rebelez, our President/CEO	5 of 9 directors are female	Audit, Compensation and Nominating and Corporate Governance Committee Chairs are all female	Five new independent directors during the past two fiscal years

  •
  Independent Board Chair:  The Board has no fixed policy with respect to the combination of the positions of Board Chair and CEO, as the Board believes that it is in the best interests of the Company and its shareholders for the Board to assess the Board leadership structure in light of the circumstances then existing. If, in the future, the Board Chair is not an independent director, the independent directors will designate a Lead Director, selected from the independent directors, who will carry out those duties as set forth in the Guidelines.

Shareholder Rights

Phased Declassification	Majority Voting in Uncontested Director Elections	Proxy Access	Annual Say-On-Pay Advisory Vote	Single Voting Class of Securities

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All nominees will stand for annual election by 2021*	The nominees at the Annual Meeting are subject to a majority voting standard*	3/3/20/20 proxy access structure*	Last year's say-on-pay vote received 98.5% approval	No dual class or other preferred voting

  •
  Declassification:  At the Annual Meeting, the four director nominees will stand for annual election, and by the 2021 annual shareholders' meeting, the entire board will stand for annual election.

  •
  Mandatory Resignation Policy/Contested Elections:  The Guidelines provide that any nominee for director in an uncontested election who does not receive more votes cast "for" than "against" his or her election or re-election (i.e., a "Majority Vote") is expected to tender his or her resignation as a director. In order to be nominated for election or re-election as director, candidates must agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure to receive a Majority Vote at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors. If an incumbent director fails to receive a Majority Vote, the Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the resignation and will submit such recommendation for prompt consideration by the Board. Each of the Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant. Thereafter, the Board will promptly disclose its decision-making process and decision regarding the resignation offer (or the reasons for rejecting the offer, if applicable) on a Form 8-K furnished to the SEC.

  In a contested election—meaning the Company receives a notice that a shareholder has nominated a person for election to the Board in compliance with the requirements for shareholder nominees for director set forth in the Company's Bylaws (the "Bylaws"), and such nomination has not been withdrawn on or prior to the day next preceding the date the Company first mails its notice for such meeting to the shareholders—directors will be elected by a plurality of the votes cast.

  •
  Proxy Access:  The Company's proxy access provisions permit a shareholder or a group of up to 20 eligible shareholders owning 3% or more of the Company's outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company's annual meeting proxy materials, for any annual meeting of shareholders at which directors are to be elected, director nominees constituting up to the greater of (i) 20% of the total number of directors of the Company, or (ii) two individuals; provided that the nominating shareholder(s) and nominee(s) satisfy the requirements described in the Bylaws.

Accountability

Strong Anti-Hedging and Pledging Policy	Executive Officer Incentive Compensation Clawback Policy	Meaningful Stock Ownership Guidelines	Robust Code of Conduct/Ethics

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Hedging and unapproved pledging is prohibited*	Seek reimbursement of annual and equity incentive payments in the case of certain financial restatements*	Director: 5x cash retainer CEO: 4x base salary Senior VP: 3x base salary VP: 2x base salary*	All directors and officers bound by a robust Code of Business Conduct and Ethics

  •
  Hedging/Pledging:  Hedging Company stock and other short-term or speculative transactions by directors and officers is prohibited by Company policy. Pledging Company stock by directors and officers, or holding Company stock in a margin account, is also generally prohibited, unless approved in advance by the compliance officer designated under such policy.

  •
  Clawback Policy:  The Board has the authority to seek reimbursement of any annual incentive payment or equity award made to an executive officer whenever (i) the payment was based upon achieving certain financial results that were subsequently the subject of a substantial or material restatement of the Company's financial statements (other than a restatement caused by a change in applicable accounting rules or interpretations), (ii) the Board determines that the executive officer engaged in intentional misconduct that caused or substantially caused the need for the restatement, and (iii) a lower payment would have been made to the executive officer based on the restated results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive officer the amount by which the incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

  •
  Stock Ownership:  The Board believes that all directors and officers should be shareholders of the Company. Within five years of joining the Board, directors must accumulate share holdings of at least five times the annual cash retainer for non-Board Chair directors (excluding committee retainers) and should employ reasonable, good-faith efforts to maintain such ownership (the annual cash retainer for the 2019 fiscal year was $80,000). If, after the director meets the requirement, there is a change in the price of Company stock that results in a drop below the requirement, the requirement remains satisfied. Within five years of hire or promotion to their respective positions, the CEO, executive officers and other Company officers are required to accumulate share holdings of a multiple of their base salaries, as follows: CEO, 4x base salary; Senior Vice Presidents, 3x base salary; and Vice Presidents, 2x base salary. The ownership requirement for executive officers is measured as of the last business day of each fiscal year, taking into account the closing stock price and the base salary as of that date. Restricted stock, unvested restricted stock units (both time and performance based, as awarded at the target level) and vested 401K Plan shares, as applicable, count towards the requirement, however stock options do not.

Board Practices

Regular Board and Committee Self-Assessments	Meaningful Director Age/Tenure Limits	Director Over-Boarding Limits	Strong Corporate Governance Guidelines	Regular Executive Sessions

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Comprehensive Board self-assessment during the 2019 fiscal year	No re-election after 15 years of service or 75 years of age*	May not serve on more than two other public company boards*	Key governance practices/framework for the Board and its committees	The Board held five executive sessions during the 2019 fiscal year*

  •
  Age/Tenure Limits:  Individual directors will not stand for re-election after completing 15 years of service on the Board or after reaching 75 years of age, subject to extension at the discretion of the Board.

  •
  Over-Boarding:  Directors may not serve on more than two other public company boards. In addition, service on the boards of not-for-profit organizations or other entities that may require a similar time commitment must be disclosed and be acceptable to the Board.

  •
  Executive Sessions:  The Guidelines require a minimum of two executive sessions, in which only the independent directors are present, to be held each year in conjunction with regularly scheduled Board meetings.

Shareholder Engagement

          The Company embraces shareholder engagement as an important tenet of good corporate governance, which promotes the long-term interests of our shareholders. As part of this commitment, the Company, including its Board Chair and other independent directors, regularly and actively engages with shareholders and other investors to solicit input, better understand their viewpoints, answer questions on a variety of topics and discuss our performance and strategic plan. The Company also has a policy that all directors attend the annual shareholders' meeting, which provides another opportunity for direct shareholder engagement with our Board and Company leadership.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

          Members of the Board are kept informed of the Company's business through discussions with the CEO, the Company's senior management and other key employees, by reviewing materials provided to them, and by participating in Board and committee meetings. Between meetings, directors are provided with information regarding the Company's operations and are frequently consulted on an informal basis with respect to pending matters.

          Directors are expected to attend all Board meetings, meetings of the committees on which they serve and each annual shareholders' meeting. The Board held eleven meetings during the 2019 fiscal year. Each incumbent director (except for Mr. Rebelez, who was elected as the Company's President and CEO, and as a member of the Board, effective June 24, 2019) attended at least 90% or more of the aggregate number of Board meetings and committee meetings on which the director served during the 2019 fiscal year, and all then-current directors attended last year's annual shareholders' meeting.

Director Independence

          In making independence determinations, the Board observes the criteria for independence set forth in the Nasdaq Listing Standards. Consistent with these criteria, the Board considers all relationships and material transactions between the Company and the director-nominees (and any affiliated companies), and has affirmatively determined that all of its current directors, other than Mr. Rebelez (as the CEO), are "independent" within the meaning of the Nasdaq Listing Standards. As such, a substantial majority of the Board is independent, as so defined.

          In reaching this conclusion, the Board considered that both Mr. Horak and Ms. Heiden held executive leadership positions within the Wells Fargo organization during their careers, and concluded that each of them bring distinct and valuable skills to the Board, and that their prior employment experiences would not interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

Board Committees

          The Bylaws establish four standing committees of the Board:

  •
  Audit Committee
  •
  Compensation Committee
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  Executive Committee
  •
  Nominating and Corporate Governance Committee

          In addition, the Bylaws authorize the Board to establish other committees for selected purposes, pursuant to which the Risk Committee has been established.

          Certain details of the Board's committees are set forth below:

	Audit Committee	Compensation Committee	Nom.-Gov. Committee	Risk Committee	Executive Committee

H. Lynn Horak			•		Chair

Diane C. Bridgewater	•		•

Donald E. Frieson			•	Chair	•

Cara K. Heiden	Chair			•	•

David K. Lenhardt	•	•

Darren M. Rebelez(1)					•

Larree M. Renda		Chair		•	•

Judy A. Schmeling	•		Chair		•

Allison M. Wing		•		•

Number of Meetings in 2019 Fiscal Year	7 (2 joint with Comp. and Risk)	8 (2 joint with Audit and Risk)	4	4 (2 joint with Audit and Comp.)	4

(1)
Mr. Rebelez was elected as the Company's President and CEO, and as a member of the Board and the Executive Committee, effective June 24, 2019 and was not a director during the 2019 fiscal year.

  Audit Committee

  The Audit Committee is directly responsible for the appointment, termination, compensation and oversight of the independent registered public accounting firm it retains to audit the Company's books and records. Under its written Charter, available on the Company's website—www.caseys.com, under the "Investor Relations" link at the bottom of each page—the Audit Committee also regularly reports to the Board on the audit and the non-audit activities of the auditors, approves all audit engagement fees, pre-approves any non-audit engagement and compensation of the independent registered public accounting firm and performs other duties at set forth in its Charter.

  The Audit Committee meets regularly each year with financial management personnel, internal accounting and auditing staff and the independent registered public accounting firm. During these meetings, the Audit Committee also meets separately in executive sessions with the internal auditing staff and the independent registered public accounting firm.

  All members of the Audit Committee are independent under the Nasdaq Listing Standards. The Board has approved the designation of Ms. Bridgewater as an "audit committee financial expert" as defined under Item 407(d)(5) of SEC Regulation S-K.

  The report of the Audit Committee is included on page 69.

  Compensation Committee

  The Compensation Committee oversees our executive compensation program and engages in succession planning for the CEO and other executive officer positions.

  The Compensation Committee annually reviews the performance of the CEO and the CEO's evaluation of the Company's other executive officers and their compensation arrangements, and makes recommendations to the Board concerning the compensation of the CEO and the

  Company's other executive officers. Its determinations and deliberations of the CEO's compensation are done in executive session, without the presence of management, including the CEO. The CEO may make recommendations regarding the compensation of the other executive officers, and participate in such deliberations, but shall not vote to approve any compensation for such executive officers. The Compensation Committee also administers the 2018 Stock Incentive Plan, which was approved by the shareholders at the 2018 annual shareholders' meeting, and may authorize awards of stock options, restricted stock units, performance-based restricted stock units, restricted stock and other awards to the executive officers and other key employees under that plan. In addition, the Compensation Committee engages in succession planning for the CEO and other executive officers and makes recommendations to the Board with respect to such matters. The Compensation Committee also makes recommendations to the Board regarding the compensation of directors. Under its written Charter, available on the Company's website—www.caseys.com, under the "Investor Relations" link at the bottom of each page—the Compensation Committee has authority to retain and terminate executive compensation consulting firms to advise the Compensation Committee and, from time to time, retain compensation consultants to assist with the Compensation Committee's review and development of its compensation recommendations. As discussed further in the section named "Compensation Discussion and Analysis" on page 28, the Compensation Committee retained Willis Towers Watson, an independent compensation consulting firm, to provide consulting services with respect to the executive compensation program for the 2019 fiscal year.

  All members of the Compensation Committee are independent under the Nasdaq Listing Standards.

  The report of the Compensation Committee is included on page 48.

  Executive Committee

  The Executive Committee is authorized, within certain limitations set forth in the Bylaws, to exercise the power and authority of the Board between meetings of the full Board.

  Nominating and Corporate Governance Committee

  The Nominating and Corporate Governance Committee generally reviews and makes recommendations to the Board regarding the Board's composition and structure, establishes criteria for Board membership and evaluates corporate policies relating to the recruitment of Board members, recommends to the Board the corporate governance policies or guidelines, leads the Board in a periodic review of the Board's performance, and performs other duties set forth in its written Charter, available on the Company's website—www.caseys.com, under the "Investor Relations" link at the bottom of each page.

  The Charter sets forth, among other things, the minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a Committee-recommended nominee, and the specific qualities or skills that the Nominating and Corporate Governance Committee believes are necessary for one or more of the Company's directors to possess.

  In particular, the Nominating and Corporate Governance Committee Charter provides that because the Board depends both on (i) the character, judgment, objectivity and diverse experience of its individual directors and (ii) their collective strengths, the Board should be composed of:

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Directors chosen with a view to bringing to the Board a variety of experience and backgrounds.

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Directors who have high level managerial experience in a relatively complex organization or are accustomed to dealing with complex problems.

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Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration in assessing the overall composition and needs of the Board.

•
A majority of the Board's directors shall be independent directors under the criteria for independence required by the SEC and the National Association of Securities Dealers.

  Additionally, the Nominating and Corporate Governance Committee Charter provides that, in considering possible candidates for election as an outside director, the Nominating and Corporate Governance Committee and other directors should be guided by the following criteria:

•
Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

•
Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

•
Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

  In considering individuals for nomination as directors, the Nominating and Corporate Governance Committee typically solicits recommendations from the current directors and is authorized to engage search firms to assist in the process.

  The Nominating and Corporate Governance Committee considers a number of factors in making its nominee recommendations to the Board, including, among other things, a candidate's employment and other professional experience, past expertise and involvement in areas which are relevant to the Company's business, business ethics and professional reputation, independence, other board experience and the Company's desire to have a Board that represents a diverse mix of backgrounds, perspectives and expertise. Although the Board evaluates a wide range of qualifications and experience, certain areas are of particular relevance to the Company, including the areas of senior business operations leadership; consumer products and retail; real estate, development and construction; digital marketing, e-commerce, marketing and brand management; supply chain, logistics and distribution; capital markets, investment banking, asset management and investor relations; M&A; information technology and security; public policy and governmental affairs; regulatory compliance and legal; finance, accounting and financial report; and, risk management.

  The Company does not have a formal policy for considering diversity in identifying and recommending nominees for election to the Board, but the Nominating and Corporate Governance Committee considers diversity of viewpoint, experience, background and other qualities in its overall consideration of nominees qualified for election to the Board.

  The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders if they are submitted in accordance with the Bylaws. Briefly, the Bylaws contain specific advance notice procedures relating to shareholder nominations of directors and other business to be brought before an annual or special meeting of shareholders other than by or at the direction of the Board.

  Under the Bylaws, a shareholder may nominate a director candidate for election at an annual shareholders' meeting by (i) complying with the Company's proxy access provision, as further described on page 14 and as set forth in the Bylaws, or (ii) delivering written notice thereof to the Corporate Secretary not less than 90 days, nor more than 120 days, prior to the first anniversary date of the date of the immediately preceding annual shareholders' meeting. In the case of shareholder nominations to be considered at the 2020 annual meeting under method (ii) of this paragraph, such notice must be received by the Corporate Secretary by no earlier than May 7, 2020, and no later than June 6, 2020. In addition, the notice must set forth certain information concerning such shareholder and the shareholder's nominee(s), including but not limited to their names and addresses, occupation, share ownership, rights to acquire shares and other derivative securities or short interests held, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board, and the consent of each nominee to serve as a director of the Company if so elected. The chair of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the provisions of the Bylaws. A copy of the Bylaws may be obtained by request addressed to Julia L. Jackowski, Senior Vice President—Corporate General Counsel and Secretary, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021.

  All members of the Nominating and Corporate Governance Committee are independent under the Nasdaq Listing Standards.

  Risk Committee

  The Risk Committee generally assists the Board in overseeing management's identification and evaluation of the Company's principal operational and business risks, including the Company's risk management framework and the policies, procedures and practices employed to manage those risks and other duties set forth in its written Charter, available on the Company's website—www.caseys.com, under the "Investor Relations" link at the bottom of each page. The Risk Committee also meets jointly at least two times per year with the Audit Committee, which is intended to facilitate discussion of areas of common interest and significant matters, including but not limited to the Company's risk assessment and risk management policies and any major regulatory enforcement actions or litigation, and may also meet jointly with other Board committees as necessary.

  All members of the Risk Committee are independent under the Nasdaq Listing Standards.

The Board's Role in Risk Oversight

          Risk assessment and risk management are the responsibility of the CEO and the Company's management. The Board retains oversight responsibility over the Company's key strategic risks, information security risks and regulatory compliance risks. The Board meets regularly with the Company's executive officers to discuss strategy and risks facing the Company, and each quarter receives presentations from the executive officers and other key employees on business operations, financial results and strategic issues, including the identification, assessment and management of critical risks and management's risk mitigation strategies. In addition, the Board and the executive officers hold an annual strategic planning retreat to discuss strategies, key challenges and risks and opportunities for the Company. An Enterprise Risk Manager reports to the Corporate General Counsel and leads a working group comprised of senior management and other key employees to provide recommendations to the CEO for further action, with periodic progress reports on the same being provided to the Risk Committee and the Board. Areas of focus include, but are not limited to, cybersecurity, food safety, competitive, economic, operational, financial, personnel, legal, regulatory, compliance, health, safety and environment, political and reputational risks.

          The Board committees also provide assistance to the Board in fulfilling its oversight responsibilities in certain areas of risk. The Risk Committee's responsibility is to provide oversight and to engage management and the Board with regard to the Company's principal operating and business risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to financial reporting, internal controls, and financial risks. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company's compensation policies and practices, including overseeing the development of stock ownership guidelines, the annual incentive compensation program and clawback policies, in addition to CEO and executive officer succession planning risks. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board and committee membership, structure and succession, and the monitoring of corporate governance issues, and the development of recommendations to address evolving best practices in those areas. All of these committees report back to the full Board as to each committee's activities and matters discussed and reviewed at the committee meetings. In addition, all directors are encouraged to participate in external director education courses to keep apprised of current issues, including evolving areas of risk.

Shareholder Communications

          It is the general policy of the Board that management speaks for the Company. To the extent shareholders would like to communicate with a Company representative, they may do so by contacting William J. Walljasper, Senior Vice President and Chief Financial Officer, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021. Mr. Walljasper also can be reached by telephone at (515) 965-6505.

          Any shareholder wishing to communicate with one or more Board members should address a written communication to H. Lynn Horak, Board Chair, 504 Grand Oaks Drive, West Des Moines, Iowa 50265, or, to Darren M. Rebelez, President and CEO, P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021. Mr. Horak or Mr. Rebelez, as applicable, will forward such communication on to all of the members of the Board, to the extent such communications are deemed appropriate for consideration by the Board.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

          The Company currently has seven executive officers and eleven other Vice Presidents. The current executive officers are as follows:

Name	Current Office Held	First Became Executive Officer	Age(1)

Darren M. Rebelez	President and Chief Executive Officer	2019	53
William J. Walljasper	Senior Vice President and Chief Financial Officer	2004	55
Julia L. Jackowski	Senior Vice President—Corporate General Counsel and Secretary	2010	53
John C. Soupene	Senior Vice President—Operations	2015	50
Brian J. Johnson	Senior Vice President—Store Development	2016	44
Cindi W. Summers	Senior Vice President—Human Resources	2016	49
Chris L. Jones	Senior Vice President—Chief Marketing Officer	2018	50

(1)
Each executive officer's age is listed as of the date of the Annual Meeting.

          During the past five years, certain executive officers have served the Company in other positions, as follows:

  •
  Ms. Jackowski served as Senior Vice President—General Counsel and Human Resources from June 6, 2010 through June 30, 2016, when she assumed her current role. Previously, she was Vice President—Human Resources.

  •
  Mr. Soupene served as Director of Store Operations from May 1, 2013 through June 8, 2015, and Senior Vice President of Store Operations until July 1, 2016, when he assumed his current role.

  •
  Mr. Johnson served as Vice President—Finance and Corporate Secretary from May 1, 2009 through March 6, 2016, and as Senior Vice President, Finance and Corporate Secretary from March 7, 2016 through June 30, 2016, when he assumed his current role.

  •
  Ms. Summers served as Vice President—Human Resources from June 10, 2013 through March 6, 2016, when she assumed her current role. Previously, she was Director of Human Resources since April 16, 2010.

          During the past five years, certain executive officers were principally employed outside of the Company, as follows:

  •
  Please see the section named "Proposal 1 Election of Directors—Nominee for Election as Class II Director—Annual Term to Expire in 2020" on page 9 for information with respect to Mr. Rebelez's prior business experience.

  •
  Mr. Jones served as Senior Vice President – Marketing at Kum & Go from January 2014 through March 2018, where he was a senior executive and responsible for all category management, food service, advertising and communication efforts, as well as marketing and replenishment related systems.

 PRINCIPAL SHAREHOLDERS

          The following table contains information with respect to each person, including any group, known to the Company to be the beneficial owner of more than 5% of the Common Stock as of July 8, 2019 (based on 36,767,634 shares of Common Stock outstanding as of such date). Except as otherwise indicated, the persons listed in the table have the voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc.	5,563,910	(1)	15.1%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group-23-1945930	3,673,258	(2)	9.9%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	3,187,331	(3)	8.6%
55 East 52nd Street
New York, NY 10055
T. Rowe Price Mid-Cap Growth Fund, Inc.	1,906,900	(4)	5.1%
100 E. Pratt Street
Baltimore, MD 21202

(1)
Based on Schedule 13G/A (Amendment No. 2) filed by T. Rowe Price Associates, Inc. ("T. Rowe Price") with the SEC dated February 14, 2019. Such information indicates that T. Rowe Price has sole voting power over 1,719,440 shares and sole dispositive power over 5,563,910 shares.

(2)
Based on Schedule 13G/A (Amendment No. 9) filed by The Vanguard Group—23-1945930 ("Vanguard") with the SEC dated March 11, 2019. Such information indicates that Vanguard and two wholly owned subsidiaries of Vanguard have sole voting power over 17,645 shares, sole dispositive power over 3,654,887 shares, shared dispositive power over 18,371 shares, and shared voting power over 4,460 shares.

(3)
Based on Schedule 13G/A (Amendment No. 9) filed by BlackRock, Inc. ("BlackRock") with the SEC dated February 4, 2019. Such information indicates that BlackRock and its subsidiaries have sole voting power over 3,032,284 shares and sole dispositive power over 3,187,331 shares.

(4)
Based on Schedule 13G/A (Amendment No. 2) filed by T. Rowe Price Mid-Cap Growth Fund, Inc. ("T. Rowe Price Mid-Cap") with the SEC dated February 14, 2019. Such information indicates that T. Rowe Price Mid-Cap has sole voting power over 1,906,900 shares.

 BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
BY DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth, as of July 8, 2019 (other than with respect to the 401K Plan shares, which are as of June 30, 2019 as discussed in footnote 2 to the following table), the beneficial ownership of shares of Common Stock, the only class of capital stock outstanding, by the current directors (including the Board's nominees for election to the Board of Directors), the executive officers named in the Summary Compensation Table, and all current directors, director-nominees, and executive officers as a group (based on 36,767,634 shares of Common Stock outstanding as of such date). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Name of Beneficial Owner	Direct Ownership	Shares Subject to Vested Options and RSUs that Vest Within 60 Days(1)	401K Plan Shares(2)	Total Amount and Nature of Beneficial Ownership(3)	Percent of Class
H. Lynn Horak(4)	12,808	998	—	13,806	*
Diane C. Bridgewater	13,917	998	—	14,915	*
Donald E. Frieson	554	998	—	1,552	*
Cara K. Heiden(5)	5,043	998	—	6,041	*
David K. Lenhardt	554	998	—	1,552	*
Larree M. Renda	9,347	998	—	10,345	*
Judy A. Schmeling	488	998	—	1,486	*
Allison M. Wing	554	998	—	1,552	*
Darren M. Rebelez(6)	—	—	—	—	*
Terry W. Handley	35,472	—	12,187	47,659	*
William J. Walljasper	23,106	20,000	995	44,101	*
Julia L. Jackowski	15,620	—	4,612	20,232	*
John C. Soupene	4,736	—	961	5,697	*
Cindi W. Summers	4,953	—	1,438	6,391	*
All executive officers, directors and director-nominees as a group (15 persons)	102,497	38,984	10,406	151,887	*

  *      Less than 1%

(1)
For each director, consisting of 998 shares that are subject to acquisition within 60 days of July 8, 2019 through the vesting of restricted stock units, but which cannot be presently voted by the directors. For the executive officers, consisting of shares that are subject to acquisition within 60 days of July 8, 2019 through the exercise of stock options, but which cannot be presently voted by the executive officers.

(2)
Consisting of shares allocated to the 401K Plan account of the respective individual as of June 30, 2019 over which the individual exercises voting power. Under the trust agreement creating the 401K Plan, the shares of Common Stock held by the Trustee are voted by the Trustee in accordance with the participants' directions or, if no directions are received, in the same manner and proportion as the Trustee votes shares for which the Trustee does receive timely instructions.

(3)
Except as otherwise indicated, the amounts shown are the aggregate numbers of shares attributable to the individual's direct ownership of shares, restricted stock units scheduled to vest and shares subject to the exercise of options within 60 days of July 8, 2019 and 401K Plan shares.

(4)
Includes 200 shares held by Mr. Horak in a separately managed Individual Retirement Account.

(5)
Includes 4,000 shares owned jointly by Ms. Heiden and her spouse, under shared voting and dispositive power.

(6)
Mr. Rebelez was elected as the Company's President and CEO, and as a member of the Board, effective June 24, 2019.

 COMPENSATION DISCUSSION AND ANALYSIS

          The focus of this discussion and analysis is on the Company's compensation philosophies and programs for its named executive officers ("NEOs") for the 2019 fiscal year:

  •
  Terry W. Handley, President and Chief Executive Officer
  •
  William J. Walljasper, Senior Vice President and Chief Financial Officer
  •
  Julia L. Jackowski, Senior Vice President—Corporate General Counsel and Secretary
  •
  John C. Soupene, Senior Vice President—Operations
  •
  Cindi W. Summers, Senior Vice President—Human Resources

          Mr. Handley retired as President and Chief Executive Officer effective as of June 23, 2019. Mr. Rebelez succeeded Mr. Handley as President and Chief Executive Officer effective June 24, 2019 and, as a result, is not considered an NEO for the 2019 fiscal year. In this section, the word "Committee" refers to the Compensation Committee of the Board and "CEO" refers to Mr. Handley unless specifically noted otherwise.

2019 Fiscal Year Executive Compensation Highlights

          As discussed below, with respect to the 2019 fiscal year:

  •
  At the September 2018 annual shareholders' meeting, the Company's NEO compensation received approval of 98.5% of the votes cast.

  •
  At the September 2018 annual shareholders' meeting, the Company's shareholders approved the Casey's General Stores, Inc. 2018 Stock Incentive Plan (the "2018 Stock Incentive Plan"), which includes strong governance features such as minimum vesting requirements, "double-trigger" vesting upon a change of control, limits on annual grants to non-employee directors and no accrual or payment of dividends or divided equivalents until the underlying awards become payable.

  •
  In order to further our commitment to best practices in corporate governance, the Committee again directly engaged Willis Towers Watson ("WTW"), an independent compensation consulting firm, to assist with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations.

  •
  In order to maintain the link between executive pay and our long-term financial performance, we continued to utilize long-term incentive awards subject to performance-based vesting conditions in the form of performance-based restricted stock units ("PSUs"). The long-term incentive compensation program includes annual equity award grants 75% in the form of PSUs, which are subject to a three-year performance period, utilize metrics of the Company's return on invested capital and total shareholder return, result in zero payout if the applicable performance goals are not achieved and 200% payout if applicable performance goals are achieved at maximum levels.

  •
  In order to reflect the performance of the Company's key business segments, the Company continued to utilize the metrics of same-store sales growth and gross profit margin in the "inside sales" and "fuel" categories for our annual incentive compensation program. The Company again established a "circuit breaker" under which a minimum level of diluted earnings per share ("EPS") is required before any incentive payment under the annual incentive program may be earned.

  •
  Based on the Company's strong performance during the 2019 fiscal year, in particular diluted EPS, gross profit margin in the inside sales and fuel categories, and same-store sales growth in the inside sales category, the NEOs achieved an annual incentive payout equal to 128.7% of their respective "target" awards.

Overview of Executive Compensation Program

  Corporate Governance Best Practices

          Our executive compensation practices support good governance and discourage excessive risk-taking. The Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals. The following is a checklist of our policies and practices:

What we Do	What we Don't Do

✓ Pay for performance: A significant portion of NEO compensation is tied to the Company's financial performance and the performance of the Company's stock price.

✓    Balance between short-term and long-term incentives: An appropriate balance discourages short-term risk taking at the expense of long-term results. Annual grants of RSUs and PSUs vest three years after grant date based on the achievement of service-based and, in the case of PSUs, performance-based goals.

✓    Multiple performance metrics: Both the annual incentive and the long-term incentive programs use multiple performance metrics. This approach discourages excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of the Company.

✓    Engagement of independent advisor: The Committee directly retains an independent compensation consultant to advise on the executive compensation program and practices.

✓    Clawback policy: This policy permits the Company to recoup certain compensation payments or equity awards in the event of a substantial or material restatement of the Company's financial statements.

✓    Double-trigger protection: The Company maintains change of control severance agreements with each officer that provide for severance benefits following a change in control only in the event that such officer is terminated without cause or resigns for good reason. The 2018 Stock Incentive Plan provides for similar double-trigger protection in the event of a change in control.

✓    Share ownership requirements: Meaningful requirements are in place for senior executives based on multiples of each executive's base salary.

☒ No guaranteed incentive payments: We do not provide guaranteed annual incentive payments to any of our NEOs. Other than base salaries, none of our NEOs' compensation for the 2019 fiscal year was guaranteed.

☒    No excessive benefits or perquisites: The Company does not maintain enhanced health benefits for its executives and does not permit excessive perquisites.

☒    No tax gross-ups: No tax gross-ups are paid to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

☒    No re-pricing of stock options: Underwater stock options may not be repriced without shareholder approval. Additionally, stock options may only be granted at 100% of fair market value.

☒    No hedging or pledging of Company stock: The Company prohibits the hedging of Company stock and other short-term or speculative transactions as well as the pledging of Company stock unless approved in advance by the compliance officer.

☒    No payment of dividends on equity awards: Equity-based awards do not accrue or pay dividends until the underlying awards become payable.

  Compensation Objectives

          Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent and long-term basis. To accomplish this goal, the Board and the Committee have designed an executive compensation program that:

  •
  Attracts, motivates and retains executives who will contribute to the long-term success of the Company through competitive pay practices.

  •
  Emphasizes pay for performance by linking Company performance with actual compensation realized and rewarding executives for achieving both short-term and long-term strategic goals.

  •
  Focuses on long-term success and alignment with our shareholders by including performance-based equity as a substantial component of total potential compensation.

          The Board's goal is to approve compensation that is reasonable and competitive when all elements of potential compensation are considered.

Process for Determining Executive Compensation

  The Committee and the Board

          Our Committee oversees our executive compensation program. Specifically, the Committee is charged with recommending base salary increases and other annual compensation increases and the terms of the annual incentive program for our NEOs for the Board's consideration, determining the terms of the long-term incentive compensation program and approving grants of equity-based awards.

          The Committee uses competitive market data, performance results, input from WTW, when applicable, and its judgment when setting executive compensation levels and designing executive reward programs. The Committee weighs the level of shareholder support for the compensation program, as demonstrated by the Say-on-Pay vote.

          The Board is responsible for approving base salary increases and other annual compensation increases for our NEOs and approving the performance goals under our annual incentive compensation program, which are first reviewed and recommended by the Committee, as noted above. The Board also approves the operating plan that our management team prepares each fiscal year. The operating plan contains strategic business goals and objectives, which inform the performance goals utilized under the annual incentive and long-term incentive programs.

  The Compensation Consultant

          The Committee has the authority under its Charter to engage the services of outside advisors to assist the Committee in its review, development and evaluation of executive compensation, equity compensation plans and other matters within the responsibility of the Committee. As such, the Committee determined that it would be in the best interest of our shareholders and the long-term success of the Company to directly engage WTW to assist the Committee with various compensation analyses and to provide consulting services.

          WTW's services with respect to the 2019 fiscal year included the following:

  •
  Competitive compensation analysis as to each component of the Company's executive compensation program with respect to each senior executive, including our NEOs.

  •
  Analyses of the structure and components of the Company's annual incentive and long-term incentive programs.

  •
  Review and refinement of the compensation peer group, which was used as a reference for compensation decisions related to the 2020 fiscal year, as described in the section named "Recent Executive Compensation Decisions for 2020 Fiscal Year—Updates to the Compensation Peer Group" on page 43.

  •
  Design of the 2018 Stock Incentive Plan, which was approved by the shareholders at the 2018 annual shareholders' meeting.

  •
  Analyses of executive severance pay and change of control practices, which analyses and review are ongoing.

  •
  Attendance at Committee meetings, when necessary.

          The Committee assessed the independence of WTW and did not identify any conflict of interest that would prevent WTW from independently advising the Committee.

  The Role of Management

          In periodic meetings with the Committee, the CEO provides his views as to the individual performance of the other executive officers. The Committee solicits his recommendations with respect to the other NEOs' compensation, including with respect to base salary increases. However, the CEO's own compensation is determined by the Committee and the Board.

          The CEO is assisted in his evaluations by the Senior Vice President of Human Resources, who provides the CEO with information to support his determinations as to each executive officer's performance.

          The Chief Financial Officer is integrally involved with setting the Company's strategic financial goals for each fiscal year, which inform the performance goals utilized under the annual incentive and long-term incentive programs.

  Use of Peer Groups

          In consultation with WTW, the Committee formulated a performance peer group comprised of 29 companies that was used to establish the relative total shareholder return ("TSR") goal with respect to the long-term incentive plan for the 2018 fiscal year. The same performance peer group was used to establish the relative TSR goal with respect to the long-term incentive plan for the 2019 fiscal year except that five companies were removed due to extraordinary corporate events affecting such companies (for example merging with, or being acquired by, another company not included in the peer group), resulting in a performance peer group comprised of 24 companies for the 2019 fiscal year (the "Performance Peer Group").

          The Performance Peer Group consists of companies that generally meet the following criteria:

  •
  Similar business, products and/or marketing mix or industry focus, including:

  •
  Companies operating gas and convenience stores or gas companies with a significant presence in retail distribution through the convenience store model (i.e., direct industry comparisons).

    •
    Companies that reflect a similar business model in the food distribution or retail food business segments with an emphasis on customer service (i.e., indirect industry comparisons).

  •
  Availability of compensation and financial performance data (i.e., publicly traded companies).

          Based on these criteria, the Performance Peer Group used with respect to the relative TSR performance metric under the 2019 fiscal year annual long-term incentive awards consisted of the 24 companies listed below:

Big Lots, Inc.	Dollar General Corporation	O'Reilly Automotive, Inc.	Sunoco LP	TravelCenters of America LLC

Brinker International, Inc.	Dollar Tree, Inc.	Papa John's International, Inc.	SUPERVALU Inc.	United Natural Foods, Inc.

Core-Mark Holding Company, Inc.	Domino's Pizza, Inc.	Smart & Final Stores, Inc.	The Andersons, Inc.	Weis Markets, Inc.

Cracker Barrel Old Country Store, Inc.	Ingles Markets, Inc.	SpartanNash Company	The Kroger Co.	Yum! Brands, Inc.

Delek US Holdings, Inc.	Murphy USA, Inc.	Sprouts Farmers Market, Inc.	Tractor Supply Company

          With respect to the PSUs subject to relative TSR vesting conditions, extraordinary corporate events affecting members of the Performance Peer Group during the relevant performance period, such as mergers, spinoffs, bankruptcy, and other events, will be considered. For example, a member of the Performance Peer Group that is no longer publicly traded as of the end of the relevant performance period will be excluded when determining the final percentile rank at the end of such performance period. The Committee has removed SUPERVALU Inc. from the Performance Peer Group due to extraordinary corporate events affecting the company.

          In addition to the Performance Peer Group, in consultation with WTW, the Company formulated an 18-company compensation peer group (the "Compensation Peer Group"), which, for the 2019 fiscal year is a subset of the Performance Peer Group, and is used as a reference for compensation decisions. The Compensation Peer Group consists of companies with a compensation program with elements that are similar to the Company's program and with whom the Company competes for talent. For the 2019 fiscal year, the Compensation Peer Group included all members of the Performance Peer Group other than Core Mark Holding Company, Inc., Dollar General Corporation, Dollar Tree, Inc., Domino's Pizza, Inc., Papa John's International, Inc. and The Kroger Co.

          The Committee intends to formally re-evaluate the Compensation Peer Group on a periodic basis and update the composition as needed. Changes to the Compensation Peer Group will be carefully considered and made infrequently to assure continuity from year to year.

Competitive Compensation Analysis

          For the 2018 fiscal year, the Company began to move toward greater pay differentiation and a market-based approach for determining total compensation for executives. The Committee, in consultation with WTW, determined that closer alignment with market competitive practices would allow for more flexibility and aid in attracting and retaining talent. The Company's philosophy and approach for our executive compensation program for the 2019 fiscal year remained consistent with our approach and the changes made to our executive compensation program for the 2018 fiscal year.

          To that end, WTW analyzed data with respect to the Compensation Peer Group and other survey data in order to create competitive market ranges (i.e., 25th, 50th and 75th percentile) with respect to the design features and value of each element of our executive compensation program. The survey data was derived from WTW's proprietary U.S. Compensation Data Bank (CDB) General and Retail Industries Executive Compensation Survey.

          The competitive compensation analyses that WTW provided relate to the following elements of compensation for each executive officer:

  •
  Base salary.
  •
  Target annual incentive opportunity.
  •
  Target long-term incentive opportunity.
  •
  Total target direct compensation (the sum of the foregoing components).

          The Committee reviewed the competitive compensation analyses provided by WTW in order to assess the design of our annual and long-term incentive programs and the competitiveness of the total compensation offered to the Company's executives.

          While the Committee relies on such data to inform its determinations with respect to each element of compensation, it does not consider such data sufficient for a full evaluation of appropriate compensation for any individual executive officer. Accordingly, the Committee has not set a "benchmark" to such data for any executive officer, although it does consider where the Company's total executive compensation program falls in the spectrum of competitive compensation data. The Committee considers several other factors when setting compensation, including the executive officer's individual performance, in consultation with the CEO.

          The Committee has used, and intends to continue to use, competitive compensation analysis in the 2020 fiscal year.

Components of the Compensation Program

          Our compensation program for the 2019 fiscal year had four primary components:

1. Base Salary	2. Annual Incentive Compensation Program	3. Long-Term Incentive Program	4. Benefits and Perquisites

â	â	â	â

Attracts and retains executives by providing a baseline of compensation commensurate with role, tenure and long-term individual performance.	Rewards company-wide achievements.	Attracts and retains key contributors with a focus on long-term achievement and actual company performance.	Provides competitive benefits without awarding excessive executive perquisites.

          A significant portion of each NEO's compensation is placed at risk, with the only fixed compensation during the 2019 fiscal year being base salary and benefits. The remaining compensation (through the annual and long-term incentive compensation programs) is not guaranteed, and the value is based on the Company's performance.

          The following table illustrates each NEO's combination of compensation opportunities with respect to the 2019 fiscal year:

Executive	Position	Target Annual Incentive Compensation as Percentage of Salary	Target Long-Term Incentive Compensation as Percentage of Salary
Terry W. Handley	President and Chief Executive Officer	100%	150%
William J. Walljasper	Senior Vice President and Chief Financial Officer	70%	125%
Julia L. Jackowski	Senior Vice President—Corporate General Counsel and Secretary	65%	110%
John C. Soupene	Senior Vice President—Operations	70%	125%
Cindi W. Summers	Senior Vice President—Human Resources	65%	110%

          We believe that this mix of compensation appropriately balances short-term and long-term business goals and aligns the interests of our NEOs with our shareholders.

  1. Base Salary

          The Company pays its executive officers competitive base salaries as one part of a total compensation program to attract and retain talent, but does not use base salary increases as the primary means of recognizing talent and performance.

          Base salaries for the NEOs are determined primarily on the basis of experience, performance, individual responsibilities, impact on the Company, and, as noted below, the Company's performance. Each fiscal year, our CEO reviews the base salaries of all officers, including our NEOs (other than himself), in connection with their performance reviews. The CEO is assisted in his review of each officer's performance and base salary by the Senior Vice President of Human Resources.

          Since the 2018 fiscal year, the Committee has also relied on data provided by WTW with respect to the Compensation Peer Group in order to determine our NEOs' base salaries, as noted above. The CEO's evaluations of individual performance and the importance of each NEO's role have been key in differentiating between executives and applying the competitive compensation analyses. As noted above, the Board determines the CEO's compensation, including base salary, based on the Committee's recommendation.

          Based on each officer's performance review and the CEO's review of each officer's base salary information and the competitive compensation analyses, our CEO develops recommendations for the individual base salaries for all of the senior officers, including our NEOs (other than himself). The CEO provides his recommendations to the Committee. The Committee considers those recommendations and recommends the new base salaries to the Board for approval in June of each fiscal year.

          As illustrated in the table below, in recognition of the challenges that the Company faced in the 2018 fiscal year, none of the NEOs received an increase in compensation for the 2019 fiscal year.

Executive	2018 Fiscal Year Base Salary	2019 Fiscal Year Base Salary

Terry W. Handley	$925,000	$925,000
William J. Walljasper	$595,000	$595,000
Julia L. Jackowski	$592,500	$592,500
John C. Soupene	$440,000	$440,000
Cindi W. Summers	$435,000	$435,000

          This determination, which was made in June 2018, was based on the information described above and the views of our CEO, the Committee and the Board, which was primarily influenced by the Company's performance in the 2018 fiscal year.

          However, as noted below, in the section named "Recent Executive Compensation Decisions for the 2020 Fiscal Year" on page 46, the NEOs, other than Mr. Handley, received the following base salary increases for the 2020 fiscal year: Mr. Walljasper, $18,000 increase to $613,000; Ms. Jackowski, no increase; Mr. Soupene, $13,200 increase to $453,200; and Ms. Summers, $10,000 increase to $445,000.

  2. Annual Incentive Compensation Program

          Overview

          The NEOs, along with the Company's other officers, participate in an annual incentive compensation program (the "Annual Incentive Program"). The purpose of the Annual Incentive Program is to reward efforts made during the fiscal year toward the Company's achievement of certain performance goals. The Committee believes that it is important for the senior officers to function as a cohesive team, and therefore establishes the performance goals on the basis of the Company's performance as a whole.

          Each participant's annual incentive opportunity for the 2019 fiscal year was based on (i) diluted EPS (50%), (ii) the Company's same-store sales growth and gross profit margin with respect to the fuel category (20%), and (iii) the Company's same-store sales growth and gross profit margin with respect to the inside sales categories (30%). A "circuit breaker" was also utilized, under which a minimum level of diluted EPS was required before any incentive payment under the Annual Incentive Program could be earned.

          The payout at "target" is 100% of base salary for the CEO, either 65% or 70% of base salary for the Senior Vice Presidents, and between 50% and 60% of base salary for the Vice Presidents, with an overall payout range from 0% to 200% of target depending on performance. Below the threshold level, there is no payout with respect to the Annual Incentive Program. Achievement of threshold levels results in payouts of 50% of the target payout, and achievement of maximum levels results in payouts of 200% of the target payout. All incentive payments earned under the Annual Incentive Program are paid in cash.

          As described below, based on the Company's performance during the 2019 fiscal year, in particular diluted EPS, gross profit margin in the inside sales and fuel categories, and same-store sales growth in the inside sales category, the NEOs achieved an Annual Incentive Program payout equal to 128.7% of their respective "target" awards.

          As also noted below, in the section named "Recent Executive Compensation Decisions for the 2020 Fiscal Year" on page 46, the Board has approved a similar Annual Incentive Program for the 2020 fiscal year.

  Financial Metrics

          As noted above, for the 2019 fiscal year, the Company linked the Annual Incentive Program to the following three metrics, each of which is closely tied to the execution of strategic business objectives and together are designed to increase shareholder value:

  1.
  Diluted EPS (50%): The growth of diluted EPS is related to the growth of shareholder value and is an important measure used by the investor community to evaluate our financial performance. Long-term sustained growth should positively impact our share price and market capitalization.

  2.
  Fuel (same-store sales growth and gross profit margin) (20%): As the Company's largest revenue product, fuel sales are a critical component of our revenue and earnings. Over the past three fiscal years, on average, our fuel revenues accounted for approximately 61% of total revenue and our fuel gross profit accounted for approximately 23% of total gross profit.

  3.
  Inside sales (same-store sales growth and gross profit margin) (30%): Inside sales includes a combination of the Company's "prepared food and fountain" and "grocery and other merchandise" categories, which generally consist of the Company's highest margin products. Over the past three fiscal years, on average, these categories have accounted for approximately 39% of the Company's total revenue, but have resulted in approximately 77% of total gross profit.

          Same-store sales growth and gross profit margin are non-GAAP measures and are calculated as follows:

  •
  Same-Store Sales: For purposes of these calculations, "same-store sales" includes aggregated individual store results for all stores open throughout a particular period. For example, when comparing annual data, the store must be open for each entire fiscal year being compared. Remodeled stores that remained open or were closed for just a very brief period of time (i.e., less than a week) during the period being compared remain in the same-store sales comparison. If a store is replaced, either at the same location (i.e., razed and rebuilt) or relocated to a new location, it is removed from the comparison until the new store has been open for each entire period being compared. Newly constructed and acquired stores do not enter the calculation until they are open for each entire period being compared. For a further discussion of our "same-store sales" comparison, see our "Management Discussion and Analysis of Financial Conditions and Results of Operations" in Item 7 of the Company's Form 10-K filing with respect to the 2019 fiscal year.

  •
  Growth: In both the fuel and inside sales categories, the same-store sales growth metric is equal to the percentage increase in same-store sales from the prior fiscal year (i.e., the 2018 fiscal year). The same-store sales growth for the inside sales category is calculated based on each year's revenue (i.e., dollars). However, the same-store sales growth for the fuel category is calculated based on number of gallons sold instead of revenue in order to account for the volatility of fuel prices.

  •
  Gross Profit Margin: In the case of fuel, gross profit margin with respect to the 2019 fiscal year was equal to total revenue with respect to same-store fuel sales less total cost with respect to such sales (exclusive of depreciation and amortization) divided by the number of gallons sold. In the case of inside sales, gross profit margin with respect to the 2019 fiscal year was equal to total revenue with respect to same-store inside sales less total cost with respect to such sales (exclusive of depreciation and amortization) divided by total revenue with respect to such sales.

  Setting Goals

          At the beginning of each fiscal year, our management team, which includes our NEOs, officers and members of our finance team, prepares its annual strategic business goals and objectives in the form of an operating plan for the Company that is reviewed by the Committee (the "Operating Plan"). The goals and objectives are designed to ensure that our short-term revenue and unit growth objectives are met or exceeded in a manner that is consistent with long-term shareholder value creation. The Chief Financial Officer and his team are closely involved with setting the Company's financial targets that are then incorporated into the Operating Plan.

          The Committee estimates the operational and financial results for the fiscal year that would result from meeting the Operating Plan in terms of same-store sales, gross profit margin and diluted EPS. These pro forma results become the target performance levels for each metric under the Annual Incentive Program. Threshold and maximum performance goals are then set by the Committee, with the intent of providing reasonable upside opportunity and downside risk. Lastly, a "circuit breaker" is established, under which a minimum level of diluted EPS is required before any incentive payment under the Annual Incentive Program may be earned.

          In making these determinations, the Committee seeks to adopt target goals that can be achieved with consistent superior performance throughout the year, so that both exceptional results above the target goal and results that are slightly less than the target goal, but which still represent acceptable performance, are rewarded to some extent. The Committee also considers the specific circumstances facing the Company during the year and expectations regarding diluted EPS and Company performance. The Committee then submits these goals and objectives to the Board for approval, typically in June.

          The chart below summarizes the metrics and performance goals that the Board approved for the 2019 fiscal year:

FY19 Annual Incentive Program Performance Goals

	Circuit Breaker	Threshold	Target	Maximum
1. Diluted EPS	$4.14	$4.38	$4.87	$5.84
2. Fuel
Same-store sales growth(1)		1.0%	2.4%	3.8%
Gross profit margin(2)		$0.169	$0.194	$0.219
3. Inside sales
Same-store sales growth(1)		(1.1)%	2.5%	6.1%
Gross profit margin(2)		40.6%	41.5%	42.4%

(1)
Equal to the percentage increase in sales as compared to the previous fiscal year (i.e., the 2018 fiscal year), with sales measured in gallons sold, in the case of the fuel category, in order to account for volatility in fuel prices, and in revenue, in the case of the inside sales category.

(2)
Equal to total revenue with respect to same-store fuel sales or same-store inside sales, as applicable, less total cost with respect to such sales (exclusive of depreciation and amortization) divided by gallons sold, in the case of fuel, and by revenue, in the case of inside sales.

  Payout Levels

          As noted above, the potential payout under the Annual Incentive Program for each NEO is represented as a percentage of base salary. The Committee selected varying levels for the CEO, Senior Vice Presidents and Vice Presidents in order to incorporate differentiation based on job duties and responsibilities. In doing so, the Company has maintained that a significant portion of each NEO's total potential compensation is tied to the financial performance of the Company.

          The potential payout at "target" with respect to fiscal year 2019 for each NEO is as follows: Mr. Handley, 100% ($925,000); Mr. Walljasper, 70% ($416,500); Ms. Jackowski, 65% ($385,125); Mr. Soupene, 70% ($308,000); and, Ms. Summers, 65% ($282,750).

          The "target" of base salary noted for each NEO is then applied against each of the following individual percentages, which correspond to the achievement of the performance goals set forth above. The following table reflects the weighting of each performance metric:

Payout Formula (as a % of the "target" potential payout)

	Circuit Breaker	Threshold	Target	Maximum
1. Diluted EPS	$4.14	25%	50%	100%
2. Fuel
Same-store sales growth		5%	10%	20%
Gross profit margin		5%	10%	20%
3. Inside sales
Same-store sales growth		7.5%	15%	30%
Gross profit margin		7.5%	15%	30%

		50%	100%	200%

          If the diluted EPS "circuit breaker" is not achieved, no incentive payment is earned under the Annual Incentive Program, regardless of the achievement level of the other individual goals.

  2019 Fiscal Year Results

          For the 2019 fiscal year, the Company's financial performance was strong, highlighted by diluted EPS of $5.51 per share. This strong performance resulted in the Company meeting or exceeding its "target" Annual Incentive Program performance goals in four out of five performance metrics, including diluted EPS, gross profit margin in the inside sales and fuel categories, and same-store sales growth in the inside sales category.

          The chart below summarizes the Annual Incentive Program performance goals compared to the actual results in each respective category for the 2019 fiscal year, and the corresponding payout as a percentage of the "target" base salary for each respective category:

Performance Goals v. FY19 Actual Results

	Circuit Breaker	Threshold	Target	Maximum	FY19 Actual Results	FY19 Payout Formula
1. Diluted EPS	$4.14	$4.38	$4.87	$5.84	$5.51	83.0%
2. Fuel
Same-store sales growth		1.0%	2.4%	3.8%	(1.7)%	0.0%
Gross profit margin		$0.169	$0.194	$0.219	$0.203	13.6%
3. Inside sales
Same-store sales growth		(1.1)%	2.5%	6.1%	3.0%	17.1%
Gross profit margin		40.6%	41.5%	42.4%	41.5%	15.0%

						128.7%

          As a result, the payout under the Annual Incentive Program for each NEO is equal to 128.7% of their respective "target" payout, resulting in the following payments:

Executive	2019 Fiscal Year "Target" Payout	2019 Fiscal Year Actual Payout

Terry W. Handley	$925,000	$1,190,475
William J. Walljasper	$416,500	$536,036
Julia L. Jackowski	$385,125	$495,656
John C. Soupene	$308,000	$396,396
Cindi W. Summers	$282,750	$363,899

  3. Long-Term Incentive Compensation Program

  Overview

          A significant portion of the NEOs' compensation is delivered through equity awards granted annually under the Company's long-term incentive compensation program (the "LTIP"). The 2009 Stock Incentive Plan, which expired in September 2018, and its successor, the 2018 Stock Incentive Plan, which was approved by the Company's shareholders at its 2018 annual shareholders' meeting, were designed to assist the Company in attracting, retaining and motivating executive officers and other key employees, and to align the interests of the officers and other key employees with those of our shareholders.

          As with the Annual Incentive Program, the performance goals under the LTIP are derived from the Operating Plan and approved by the Committee. The goals are set in order to ensure that our NEOs' incentives align with the long-term success of the Company and value creation for our shareholders.

          For the 2019 fiscal year, all executive officers were granted 25% of their long-term incentives in the form of RSUs and 75% in the form of PSUs, with half of the PSUs subject to performance goals based on return on invested capital ("ROIC") and half subject to performance goals based on TSR relative to the Performance Peer Group. The PSUs result in zero payout to our NEOs in the event that the Company does not achieve its ROIC and relative TSR performance goals over the three-year performance period (as described below) and 200% payout in the event that the Company achieves applicable performance goals at maximum levels. The 25%/75% weighting is based on the competitive compensation analyses performed by WTW and demonstrates alignment between management and shareholder interests.

          The combination of time and performance-based awards serves the Company's long-term objectives, as follows:

  •
  RSUs:  Supports talent attraction and retention objectives and balances the inherent challenges associated with PSUs, as non-controllable and highly variable external factors may affect the achievement of the Company's performance metrics.

  •
  PSUs:  Rewards executives for meeting key financial goals that are important to the long-term performance of the Company. Because the Company has been striving to enlarge its operating footprint, the Committee believes that ROIC is a particularly useful measure of management's effectiveness in creating value for our shareholders by measuring the Company's returns on capital expenditures. Relative TSR measures the long-term success of the Company while normalizing external, macroeconomic factors that fall outside of the Company's control.

          Both the RSUs and PSUs cliff vest after three years (i.e., on June 15, 2021), subject to each executive officer's continued employment through such vesting date, except as otherwise set forth in the applicable award agreement.

          The value of the RSU and PSU awards at "target" is 150% of base salary for the CEO, either 110% or 125% of base salary for the Senior Vice Presidents, and between 90% and 100% of base salary for the Vice Presidents. The PSUs awarded represent a target amount, with the actual number of shares earned ranging from 0% to 200% of each target, depending on the Company's performance in the ROIC and relative TSR metrics. Below the threshold level, there is no payout with respect to PSUs. Achievement of threshold levels results in payouts of 50% of the target payout, and achievement of maximum levels results in payouts of 200% of the target payout. The target, threshold and maximum performance levels are set to present our NEOs with a reasonable upside opportunity as well as downside risk.

          As noted below in the section named "Recent Executive Compensation Decisions for the 2020 Fiscal Year" on page 46, the Board has approved a similar LTIP for annual awards with respect to the 2020 fiscal year.

  Financial Metrics for Performance-Based Awards

  •
  ROIC:  For purposes of the LTIP, ROIC for each fiscal year is calculated as operating income after depreciation and tax, divided by average invested capital for that fiscal year. All of the following ROIC inputs come directly from the audited financial statements: "operating income" equals gross profit less operating expenses; "depreciation" equals depreciation and amortization; "tax" equals operating income less depreciation multiplied by the effective tax rate where "effective tax rate" equals federal and state income taxes divided by income before income taxes; "average invested capital" equals the summation of notes payable to banks, current maturities of long-term debt, long-term debt, net of current maturities, and total shareholders' equity for the current fiscal year and the previous fiscal year divided by two.

  •
  Relative TSR:  For purposes of the LTIP, TSR means the change in the value, expressed as a percentage of a given dollar amount invested in an applicable peer company's most widely publicly traded stock over the three-year performance period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in additional stock of the company. The Company's TSR is then compared to the TSR of the Performance Peer Group, as described below.

  LTIP Awards for the 2019 Fiscal Year

          As noted above, the value of the LTIP award, at "target" on the applicable grant date is represented as a percentage of base salary, as follows: Mr. Handley, 150% ($1,387,500); Mr. Walljasper, 125% ($743,750); Ms. Jackowski, 110% ($651,750); Mr. Soupene, 125% ($550,000); and, Ms. Summers, 110% ($478,500).

          On June 8, 2018, the Committee approved the following LTIP awards, which were based on the closing price of a share of Common Stock on such date ($96.61):

FY19 LTIP Awards (numbers of units and values)

NEO	RSUs Subject to Time-Based Goals(1)	PSUs Subject to ROIC Goals (at target)(1)	PSUs Subject to Relative TSR Goals (at target)(2)
Mr. Handley	3,590 ($346,875)	5,386 ($520,313)	4,843 ($520,313)
Mr. Walljasper	1,925 ($185,938)	2,887 ($278,906)	2,596 ($278,906)
Ms. Jackowski	1,687 ($162,938)	2,530 ($244,406)	2,275 ($244,406)
Mr. Soupene	1,423 ($137,500)	2,135 ($206,250)	1,920 ($206,250)
Ms. Summers	1,238 ($119,625)	1,857 ($179,438)	1,670 ($179,438)

(1)
The number of RSUs and the "target" number of PSUs subject to ROIC goals were determined by dividing the value of the award approved by the Committee by the closing price of a share of Common Stock on the grant date ($96.61).

(2)
The "target" number of PSUs subject to relative TSR, as set forth above, was determined based on a "Monte Carlo" valuation pursuant to which we estimated the Company's TSR relative to its Performance Peer Group.

•
RSUs Subject to Time-Based Goals:  These units represent 25% of the overall value of each NEO's LTIP award. The units vest in full on June 15, 2021, subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement, and are not subject to achievement of performance goals.

•
PSUs Subject to ROIC Goals:  These units represent 37.5% of the overall value of each NEO's LTIP award, vest in full on June 15, 2021, subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement, and are subject to adjustment based on the Company's performance. The final number of units earned will be based on the Company's three-year average ROIC achievement over a three-year performance period, which includes the 2019, 2020 and 2021 fiscal years (the "Performance Period"). The Committee establishes the threshold, target and maximum ROIC goals for such Performance Period based on the Company's budget forecast for the same period. The number of units awarded to each NEO is based on the Company's achievement of threshold (50% awarded), target (100% awarded) and maximum (200% awarded) ROIC goals over the Performance Period.

  •
  PSUs Subject to Relative TSR Goals:  These units represent 37.5% of the overall value of each NEO's LTIP award, vest in full on June 15, 2021, subject to continued employment through the vesting date, except as otherwise set forth in the applicable award agreement, and are subject to adjustment based on the Company's performance. The final number of units earned will be based on the Company's TSR during the Performance Period relative to the Performance Peer Group described above. At the end of the Performance Period, members of the Performance Peer Group will be ranked highest to lowest according to each member's TSR over the Performance Period. The Company's percentile rank will be determined based on linear interpolation by reference to the two members of the Peer Group whose TSRs are immediately above and below the Company's TSR. The number of units awarded to each NEO is based on the Company's achievement of threshold (the 25th percentile, 50% awarded), target (the 50th percentile, 100% awarded) and maximum (the 80th percentile or higher, 200% awarded) TSR performance over the Performance Period. In addition, if the Company's TSR over the Performance Period is negative, then the payout is capped at target (100% awarded), and if the Company's TSR over the Performance Period is 50% or higher, then the payout will not be less than target (100% awarded), in each case, regardless of the Company's percentile rank.

  Retirement

          The LTIP award agreements contain a retirement provision which provide for a "rule of 65" (55 years of age + 10 full years of service) and "rule of 75" (age + full years of service), whereby if either "rule" is satisfied, a participant who separates by reason of normal retirement will retain all of his or her unvested RSUs and PSUs, which will vest as originally scheduled, subject to the achievement of applicable performance goals in the case of PSUs. The Committee presently intends to continue the practice and believes it rewards long-term, successful service to the Company while encouraging natural turnover at appropriate times. Mr. Handley retired from the Company on June 23, 2019. For a description of the treatment of Mr. Handley's RSUs and PSUs in connection with his retirement, please see the section named "Recent Executive Compensation Decisions for the 2020 Fiscal Year" on page 47.

  4. Benefits and Perquisites

          Our NEOs are eligible to participate in the comprehensive health benefits program we maintain for all benefits-eligible employees and in the retirement benefits program we maintain for a broad employee population.

          We generally provide limited perquisites that the Committee believes are important components of each NEOs' compensation and benefits package. We pay the premiums for long-term disability and group life insurance coverages for all NEOs in order to provide financial security to each NEO and his or her dependents in the event of disability or death. Under Mr. Handley's employment agreement, we agreed to maintain a 10-year level premium term life insurance policy with a death benefit of $1,000,000 that insures the life of Mr. Handley and is payable upon his death to a beneficiary designated by him.

          Our NEOs and other officers also are provided with Company-owned automobiles because they are expected to devote some portion of their time to business-related travel. These employees are subject to applicable employment-related taxes for the personal use of these automobiles. The Company does not provide our NEOs with any "gross-ups" to reimburse them for their tax obligations in connection with their Company-owned automobiles or otherwise.

          Personal use of the Company's aircraft is prohibited under Company policy.

Employment and Change of Control Severance Agreements

          During the 2019 fiscal year, we were party to an employment agreement with Mr. Handley with respect to his service as President and CEO, which took effect on May 1, 2016. In connection with Mr. Handley's retirement from the Company on June 23, 2019, the Company and Mr. Handley entered into a separation and general release agreement on May 31, 2019 (the "Separation Agreement"). The Company has not entered into an employment agreement with any other NEO other than with Mr. Rebelez in connection with his appointment as President and Chief Executive Officer of the Company effective June 24, 2019.

          We maintain change of control severance agreements with each of our NEOs and thirteen other officers. The purpose of the change of control severance agreements is to encourage such individuals to carry out their duties in the event of a possible change of control of the Company.

          For a description of Mr. Handley's employment agreement and the change of control severance agreements with each of our NEOs for the 2019 fiscal year, please see the section named "Executive Compensation—Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table" on page 53. In addition, for descriptions of Mr. Handley's Separation Agreement and Mr. Rebelez's employment agreement and change of control agreement, see the section named "Recent Executive Compensation Decisions for the 2020 Fiscal Year" beginning on page 43.

Retirement Arrangements

          All NEOs and other officers are eligible to participate in the 401K Plan on the same terms and conditions as other eligible, full-time employees, under which the Company makes matching contributions up to a certain percentage of the participant's salary.

          The Company also maintains the Executive Nonqualified Excess Plan (the "Deferred Compensation Plan"), a nonqualified deferred compensation plan that is described in the section named "Executive Compensation—Nonqualified Deferred Compensation" on page 58. The purpose of the Deferred Compensation Plan is to enable the participants, including our NEOs, to defer a portion of their income without the limitations imposed by the Internal Revenue Code on deferrals under the 401K Plan. The Company does not make matching or other contributions to the Deferred Compensation Plan.

Additional Compensation Policies

  Discouraging Excessive Risk-Taking

  •
  Clawback Policy:  As discussed further above in the section named "Governance of the Company—Accountability" on page 15, the Board has the authority to seek reimbursement of any annual incentive payment or equity award made to an executive officer in certain circumstances related to the substantial or material restatement of the Company's financial statements.

  •
  Hedging and Pledging Policy:  As discussed further above in the section named "Governance of the Company—Accountability" on page 15, the Company prohibits hedging of Company stock and other short-term of speculative transactions as well as the pledging of Company stock unless approved in advance by the compliance officer.

  Focus on Long-Term Success

  •
  Stock Ownership Policy:  As discussed further above in the section named "Governance of the Company—Accountability" on page 15, the Company has put in place a stock ownership requirement policy for its senior executives, including our NEOs. The policy requires each senior executive to own a number of shares of Common Stock equal to the value of a multiple of his or her base salary (i.e., four times' base salary in the case of the CEO, three times' base salary in the case of Senior Vice Presidents and two times' base salary in the case of Vice Presidents). For this purpose, restricted stock, unvested RSUs and PSUs (as awarded at the target level) and vested 401K Plan shares may be counted towards the ownership requirement, but stock options are not.

  Conservative Compensation Measures

  •
  No Tax Gross-Ups:  Under the change of control severance agreements with our NEOs for the 2019 fiscal year, if any of the severance payments or benefits subjects an NEO to a golden parachute excise tax, he or she is not entitled to any "gross-up" to reimburse him or her for the excise tax. Furthermore, the Company will reduce any payment to the extent it would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code. Under Mr. Rebelez's change of control agreement, such payments are only reduced to the extent that it would be more favorable to Mr. Rebelez on a net after-tax basis than receiving the full payments and paying the excise taxes. Neither the 2009 Stock Incentive Plan nor the 2018 Stock Incentive Plan provides for tax gross-ups for any participant.

  •
  Option Grants:  Stock options can only be approved by the Committee at an in-person or telephonic meeting and may not be approved by written consent. In addition, stock options can be granted only within a two-week period following the release of the Company's annual financial results in June and only if directors are not at that time in possession of material non-public information about the Company. Under the Company's policy, the grant date of stock options is the date of the meeting when the grant is approved. All stock options must be granted with an exercise price at least equal to the closing price of the Common Stock on the Nasdaq Global Select Market on the grant date. Details of every stock option grant must be reflected in Committee minutes, and the Corporate Secretary must verify that grant documents are consistent with the grants authorized by the Committee and memorialized in the minutes. The Committee has not awarded any stock option grants since 2011.

Committee Consideration of Results of Advisory Shareholder Vote

          At the 2018 annual shareholders' meeting, our executive compensation program received the support of 98.5% of the votes cast at that meeting. The Committee has considered the results of this advisory vote and views the outcome as evidence of shareholder support of our executive compensation decisions and policies.

          The Committee will continue to review shareholder votes on our executive compensation program and consider whether any additional changes to the program are warranted in light of the voting results.

Recent Executive Compensation Decisions for the 2020 Fiscal Year

          Since the end of the 2019 fiscal year, the following decisions have been made by the Committee and the Board, as applicable, with respect to compensation matters for the 2020 fiscal year for the Company's NEOs (including Mr. Rebelez):

    Compensation Arrangements with Mr. Rebelez

          Consistent with the changes and approach to our executive compensation program that we implemented for the 2018 fiscal year, the Committee determined that it would be in the best interests of our shareholders to align the compensation package for our new CEO with performance metrics that are key indicators of our success over both short-term and long-term periods and to ensure his compensation is competitive and in line with market practice. To that end, the Committee, in consultation with WTW, reviewed data with respect to the compensation peer group developed as a reference for compensation decisions with respect to the 2020 fiscal year (as described below), other survey data derived from WTW's proprietary U.S. Compensation Data Bank (CDB) General and Retail Industries Executive Compensation Survey and utilized in connection with the compensation changes made with respect to the 2018 fiscal year and market practice among a larger pool of companies with respect to hiring an external CEO. The Committee considered annual compensation components, including base salary, target annual cash and long-term incentives, as well as severance and change of control benefits, relocation payments and make-whole awards for forfeited long-term incentives. The Committee's objective was to create an annual target compensation package (excluding one-time payments) between the 25th and 50th percentiles based on market data, which would be more heavily weighted toward long-term incentive compensation. The Committee also determined it was important to provide Mr. Rebelez with an appropriate relocation package that would allow him to relocate from his current home to the Des Moines metropolitan area with minimal disruption and financial burden. On May 31, 2019, the Company entered into an employment agreement and a change of control agreement (the "COC Agreement") with Mr. Rebelez, the material terms of which are described below.

    Employment Agreement with Mr. Rebelez

          Mr. Rebelez's employment agreement provides for the employment of Mr. Rebelez as President and Chief Executive Officer from June 24, 2019 through June 24, 2022, unless sooner terminated in accordance with his employment agreement. Mr. Rebelez's term of employment will automatically renew for subsequent one-year terms, the first of which will begin on June 24, 2022, unless either Mr. Rebelez or the Company gives notice of non-renewal at least six months prior to the termination of the then existing term.

          Pursuant to the employment agreement, Mr. Rebelez's annual compensation during the term consists of (a) a base salary at an annual rate of at least $950,000, (b) an annual target incentive opportunity equal to at least 100% of the base salary earned by Mr. Rebelez with respect to the applicable fiscal year and a maximum incentive opportunity equal to 200% of target and (c) an annual long-term incentive award with a target grant date value equal to at least 275% of Mr. Rebelez's base salary. The first such annual long-term incentive award was made on June 24, 2019 consistent with the terms and conditions applicable to annual long-term incentive awards made to our other NEOs, as described below in the section named "Long-Term Incentive Compensation".

          In addition to Mr. Rebelez's regular, annual compensation, the employment agreement provides for certain special, one-time items in connection with his hiring and recognition of his relocation from California to Iowa, consisting of a make-whole equity-based award (the "Make-Whole Award") to replace the estimated value of long-term incentive compensation that Mr. Rebelez forfeited when he left his prior employer, Dine Brands Global, Inc., and certain relocation benefits. The Make-Whole

Award was granted to Mr. Rebelez on June 24, 2019 under the 2018 Stock Incentive Plan and consisted of an award of RSUs with a grant date value equal to $3,850,000 and an award of PSUs with a target grant date value equal to $1,850,000. The RSUs vest in equal installments on each of the first three anniversaries of the grant date, generally subject to Mr. Rebelez's continued employment, which was intended to better align with the vesting dates that were applicable to the equity awards Mr. Rebelez forfeited. The PSUs will cliff vest between 0% and 200% of target on June 24, 2022, subject to Mr. Rebelez's continued employment through such date and subject to the achievement of relative TSR performance goals over a three-year performance period (fiscal years 2020, 2021 and 2022), except as otherwise set forth in the award agreement, which is consistent with the relative TSR component of the Company's annual long-term incentive program.

          Mr. Rebelez is required to relocate to Des Moines, Iowa, or the surrounding area as soon as reasonably practicable. In connection with such relocation, the Company will reimburse Mr. Rebelez for (a) transaction costs in connection with selling his current residence and purchasing a new one, with such reimbursements capped at $215,000 in the aggregate and subject to repayment by Mr. Rebelez if his employment is terminated prior to June 24, 2020 by Mr. Rebelez without good reason or by the Company for cause (each, as defined in the employment agreement), (b) certain costs for shipping his personal items and (c) the cost of up to six roundtrip tickets between California and Iowa for the period from June 24, 2019 through December 31, 2019. In addition, to cover temporary housing and defray the cost of maintaining two residences, the Company will provide Mr. Rebelez with a monthly stipend of $5,000 through the earlier of the sale of his residence in California and December 31, 2019. Mr. Rebelez is solely responsible for all of his taxes with respect to these relocation benefits.

          Pursuant to the employment agreement, in the event of a termination of Mr. Rebelez's employment by the Company without cause or by Mr. Rebelez for good reason (in each case, other than within 24 months following a change of control), the Company would be obligated to pay Mr. Rebelez a lump-sum cash payment equal to 24 months' base salary and, for 24 months following such termination, a monthly cash payment equal to Mr. Rebelez's monthly COBRA premiums, in each case, subject to Mr. Rebelez's execution of a general release in favor of the Company and compliance with the restrictive covenants described below. In addition, subject to Mr. Rebelez's execution of a general release in favor of the Company and compliance with the restrictive covenants described below, the Make-Whole Awards would continue to vest for 24 months following such a termination, subject, in the case of the PSUs, to achievement of applicable performance goals. In the event of a termination of employment within 24 months following a change of control, Mr. Rebelez would instead become eligible for all of the rights, payments and benefits set forth in the COC Agreement (as described below) and the applicable award agreements, which is consistent with the award agreements applicable to the other NEOs (as described below).

          During Mr. Rebelez's employment and thereafter, Mr. Rebelez will maintain in confidence any confidential information and trade secrets of the Company obtained by him during his employment with the Company. In addition, during Mr. Rebelez's employment and for two years following termination of his employment with the Company for any reason, Mr. Rebelez will be subject to non-competition and employee and customer non-solicitation covenants. In the event Mr. Rebelez breaches any of the restrictive covenants contained in the employment agreement, Mr. Rebelez will forfeit without payment any outstanding equity awards, including the Make-Whole Award, and the unpaid portion of any severance payments or benefits.

          For purposes of Mr. Rebelez's employment agreement, (a) "cause" generally means (i) willful misconduct in the performance of Mr. Rebelez's duties, (ii) embezzlement, fraud or dishonesty, (iii) commission of a felony or (iv) other personal or professional conduct that can reasonably be expected to bring public embarrassment or disgrace to the Company or its subsidiaries, and (b) "good reason" generally means any of the following actions taken by the Company without Mr. Rebelez's consent: (i) a material diminution of Mr. Rebelez's title, authority, duties or responsibilities; (ii) a reduction in Mr. Rebelez's base salary, annual incentive target opportunity or target annual equity award; (iv) requiring that Mr. Rebelez report to an individual or entity other than the Board; or (v) requiring that Mr. Rebelez relocate his primary workplace more than 50 miles from the workplace in effect on June 24, 2019, provided that (x) Mr. Rebelez provides the Company with written notice within 60 days after the initial occurrence of any of such event, (y) the Company fails to cure any such event within 30 days after receipt of such notice, and (z) Mr. Rebelez's date of termination as a result of such event occurs within 30 days after the expiration of the cure period.

    Change of Control Agreement with Mr. Rebelez

          As a result of the Committee's ongoing review of the Company's severance practices, the COC Agreement with Mr. Rebelez has some terms that differ from the change of control severance agreements entered into with our other officers, including our NEOs, which are described in the section named "Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table—Change of Control Severance Agreements". As described below, the COC Agreement provides for (x) a 2.5 times severance multiple instead of a three times severance multiple and (y) a "best net" cutback with respect to change of control payments for purposes of Section 280G of the Internal Revenue Code instead of a straight cutback.

          The COC Agreement is effective from June 24, 2019 through the earlier of June 24, 2021 and the first day of the month next following Mr. Rebelez's normal retirement date under the Company's 401K Plan, except that on each June 24, the COC Agreement will automatically extend for one year, unless either Mr. Rebelez or the Company provides notice of non-renewal of the COC Agreement at least 60 days prior to the applicable June 24th anniversary. In the event the Company enters into an agreement, the consummation of which would result in a change of control of the Company, or any person publicly announces an intention to take actions that would constitute a change of control (a "potential change of control"), the Company may not provide notice of non-renewal of the COC Agreement until at least one month following the public announcement of the abandonment of the transaction that resulted in such potential change of control.

          In the event Mr. Rebelez's employment is terminated during the term of the COC Agreement by the Company without cause or by Mr. Rebelez for good reason (each, as defined in the COC Agreement and referred to as a "Qualifying Termination"), Mr. Rebelez would be entitled to a lump-sum cash severance payment in an amount equal to the sum of (a) 2.5 times the sum of Mr. Rebelez's then-current annual base salary (or, if higher, the annual base salary in effect immediately prior to the change of control) and the greater of the annual incentive payment received by Mr. Rebelez for the last full fiscal year prior to such termination or the last full fiscal year prior to the change of control (the "Recent Incentive Payment"), (b) a pro rata Recent Incentive Payment and (c) an amount equal to 30 months of Mr. Rebelez's monthly COBRA premiums. If Mr. Rebelez experiences a Qualifying Termination following a potential change of control but prior to a change of control, and it is demonstrated that such Qualifying Termination was at the request of the potential acquirer or otherwise was in connection with the change of control and the change of control actually occurs, then Mr. Rebelez would be entitled to receive a lump-sum cash payment within 30 days following such change of control equal to the excess, if any, of the aggregate severance payments described in the preceding sentence over the aggregate severance payments Mr. Rebelez would have received under his employment agreement (or any other applicable plan or agreement) as a result of such Qualifying Termination.

          Mr. Rebelez is not entitled to any excise tax gross-up payments with respect to Section 280G of the Internal Revenue Code. Instead, the COC Agreement provides for a "best net" approach, whereby change of control payments are limited to the threshold amount under Section 280G if it would be more favorable to Mr. Rebelez on a net after-tax basis than receiving the full payments and paying the excise taxes.

    Updates to the Compensation Peer Group

          The Committee engaged WTW to formally re-evaluate the Compensation Peer Group to be used as a reference for compensation decisions related to the 2020 fiscal year. In consultation with WTW, the Committee formulated an 18-company compensation peer group, which the Committee intends to use in making executive compensation decisions related to the 2020 fiscal year and, as described above, used when evaluating and determining the compensation arrangements for Mr. Rebelez, except as noted below. For the 2020 fiscal year, the compensation peer group included all members of the Performance Peer Group developed for the fiscal 2019 fiscal year other than Dollar General Corporation, Domino's Pizza, Inc., Papa John's International, Inc., SpartanNash Company and The Kroger Co., except that the compensation peer group used for purposes of evaluating Mr. Rebelez's compensation excluded Smart & Final Stores, Inc.. In addition, for the 2020 fiscal year, the compensation peer group included the following two companies, which have similar revenues and business descriptions as the Company: AutoZone, Inc. and Advance Auto Parts, Inc.

    Base Salaries

          The Board, acting on the recommendation of the Committee, approved base salary increases for the following NEOs for the 2020 fiscal year: Mr. Walljasper, $18,000 increase to $613,000; Ms. Jackowski, no increase; Mr. Soupene, $13,200 increase to $453,200; and Ms. Summers, $10,000 increase to $445,000.

    Annual Incentive Compensation

          The Board, acting on the recommendation of the Committee, approved annual incentive compensation for the 2020 fiscal year. The plan will continue to be based on diluted EPS (50%), with the remaining 50% based on same-store sales growth and gross profit margin in both fuel (20%) and inside sales (30%). A "circuit breaker" will be utilized, under which a minimum level of diluted EPS is required before any incentive payment can be earned. The payout at "target" is based on a percentage (ranging from 65% to 70% for the Company's Senior Vice Presidents and 100% for Mr. Rebelez) of base salary for the 2020 fiscal year, with an overall payout range from 0% to 200% of "target" depending on performance. All incentive payments earned under the plan will be paid in cash.

    Long-Term Incentive Compensation

          In June 2019, the Committee approved annual LTIP awards to its NEOs (other than Mr. Handley, but including Mr. Rebelez). The awards, made under the terms of the 2018 Stock Incentive Plan, are based on a percentage (ranging from 110% to 125% for the Company's Senior Vice Presidents and 275% for Mr. Rebelez) of base salary for the 2020 fiscal year, and consist of three types of equity awards: time-based RSUs, comprising 25% of the award amount; PSUs subject to ROIC performance goals, comprising 37.5% of the award amount; and PSUs subject to relative TSR performance goals, comprising 37.5% of the award amount. The PSUs awarded based on ROIC and relative TSR represent a "target" amount, with the actual number of shares earned ranging from 0% to 200% of each "target" based on performance over a three-year performance period (fiscal years 2020, 2021 and 2022). Such RSUs and PSUs will vest in full on June 15, 2022 (or, in the case of Mr. Rebelez, June 24, 2022), subject to continued employment with the Company through the vesting date and the satisfaction of the applicable performance metrics, except as otherwise set forth in the applicable award agreement. The Committee also approved the Make-Whole Award to Mr. Rebelez, which is described in the section above named "Compensation Arrangements with Mr. Rebelez".

          In addition, the Committee approved certain changes to the award agreements for the annual LTIP awards for the 2020 fiscal year consistent with the 2018 Stock Incentive Plan, including to provide that such awards would not vest upon a change of control if they are assumed by the acquirer, but if, within 24 months following a change of control, the executive's employment is terminated without cause or for good reason (each as defined in the applicable award agreement) or as a result of death or disability, such awards would automatically vest in full (i.e., double-trigger vesting).

    Separation Agreement with Mr. Handley

          On May 31, 2019, the Company entered into the Separation Agreement with Mr. Handley. Subject to Mr. Handley's execution of a general release in favor of the Company and compliance with the restrictive covenants set forth in the employment agreement entered into by Mr. Handley and the Company on April 12, 2016, the Separation Agreement provides that (a) Mr. Handley will receive continued payment of his base salary for a period of 18 months following termination, in accordance with the severance provisions in his employment agreement, and (b) Mr. Handley's outstanding RSUs and PSUs that were granted to him on or after July 14, 2017 will continue to vest pursuant to the retirement provisions set forth in the applicable award agreements. Mr. Handley forfeited any other outstanding equity-based awards that were unvested as of June 23, 2019. In addition, Mr. Handley has agreed to provide consulting services to the Company during the six months following his retirement in exchange for a lump-sum cash payment equal to six months' base salary, or $462,500. In connection with Mr. Handley's retirement from the Company, the Company assigned the life insurance policy provided under his employment agreement to him in accordance with the terms of his agreement, as described in the section named "Executive Compensation—Narrative to the Summary Compensation Table and the Grants Plan-Based Awards Table—Employment Agreements" beginning on page 53.

Tax Treatment of Certain Compensation

          Pursuant to Section 162(m) of the Code, as in effect for the Company's 2018 fiscal year, compensation in excess of $1,000,000 per year paid to the CEO and the three other highest-paid executive officers (other than the CFO) was not deductible unless it qualified as "performance-based compensation". The Committee's general policy was to consider the implications under Section 162(m) and preserve the deductibility of compensation paid to the NEOs, to the extent the Committee believed it to be consistent with the Company's best interests, while maintaining the flexibility needed to attract talent, promote retention or recognize and reward desired performance. The Tax Reform Act, which was signed into law on December 22, 2017, eliminated the exception for "performance-based compensation" with respect to the Company's 2019 fiscal year and thereafter. As a result, the Company expects that, except to the extent that compensation is eligible for limited transition relief applicable to binding contracts in effect on November 2, 2017, compensation over $1,000,000 per year paid to any NEO (and any person who was a named executive officer for any year beginning with the Company's 2018 fiscal year) will be nondeductible under Section 162(m).

 COMPENSATION COMMITTEE REPORT

          The Committee has reviewed and discussed with management the Compensation Discussion and Analysis that begins on page 26. Based on the Committee's review and the discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE Larree M. Renda, Chair David K. Lenhardt Allison M. Wing

          Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

          The members of the Committee are Ms. Renda, Mr. Lenhardt and Ms. Wing, none of whom has ever been an officer or employee of the Company or any its subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During the 2019 fiscal year, there were no executive officer-director interlocks where an executive officer of the Company served on the compensation committee or board of another corporation that had an executive officer serving on the Company's Board or Compensation Committee.

COMPENSATION PROGRAMS AND RISK MANAGEMENT

          The Committee has considered whether any of its compensation programs and policies are reasonably likely to have a material adverse effect on the Company. The Company's compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders. The combination of performance measures for annual incentive payments and the equity compensation programs, maximum potential incentive payments, the multi-year vesting schedules for RSUs and PSUs as well as the performance goals for PSUs, encourage employees to maintain both a short- and a long-term view with respect to Company performance. For these reasons, the Committee has determined that its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

          The table below summarizes the total compensation paid or earned by our CEO, CFO and each of our three other most highly compensated executive officers (our "named executive officers" or "NEOs") for services rendered in all capacities during the 2019 fiscal year, which does not include Mr. Rebelez, who became our President and CEO effective June 24, 2019, after the end of the 2019 fiscal year:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Option Awards(2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Terry W. Handley	2019	$925,000	$1,387,500	$ —	$1,190,475	$25,613	$3,528,588
President and CEO	2018	$925,000	$1,387,500	$ —	$—	$24,697	$2,337,197
	2017	$900,000	$404,950	$ —	$—	$25,571	$1,330,521
William J. Walljasper	2019	$595,000	$743,750	$ —	$536,036	$30,346	$1,905,132
Senior Vice President—Chief	2018	$595,000	$743,750	$ —	$—	$32,142	$1,370,892
Financial Officer	2017	$580,000	$404,950	$ —	$—	$27,140	$1,012,090
Julia L. Jackowski	2019	$592,500	$651,750	$ —	$495,656	$33,719	$1,773,625
Senior Vice President—Corporate	2018	$592,500	$651,750	$ —	$—	$29,196	$1,273,446
General Counsel and Secretary	2017	$580,000	$404,950	$ —	$—	$26,951	$1,011,901
John C. Soupene	2019	$440,000	$550,000	$ —	$396,396	$27,207	$1,413,603
Senior Vice President—Operations	2018	$440,000	$550,000	$ —	$—	$26,412	$1,016,412
	2017	$425,000	$404,950	$ —	$—	$26,655	$856,605
Cindi W. Summers	2019	$435,000	$478,500	$ —	$363,899	$31,631	$1,309,030
Senior Vice President—Human	2018	$435,000	$478,500	$ —	$—	$28,031	$941,531
Resources	2017	$425,000	$330,190	$ —	$—	$27,052	$782,242

(1)
The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs and PSUs awarded to the applicable NEO by the Company in each fiscal year referenced in the table above under the Company's Long Term Incentive Program (the "LTIP"), reported in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC 718"). For the 2017 fiscal year, the amounts listed include only time-based RSUs awarded under the Company's LTIP, which are scheduled to cliff-vest on the third anniversary of their grant date. For the 2018 and 2019 fiscal years, the amounts listed include time-based RSUs, PSUs subject to return on invested capital ("ROIC") vesting conditions and PSUs subject to relative total shareholder return ("relative TSR") vesting conditions, representing 25%, 37.5% and 37.5%, respectively, of the total value of each NEO's fiscal year 2018 and 2019 awards. Such RSUs and PSUs awarded with respect to the 2018 and 2019 fiscal years vest in full on June 15, 2020 and June 15, 2021, respectively, generally subject to each NEO's continued employment through such vesting date and, in the case of PSUs, to the Company's achievement of the applicable performance goals.

The grant date fair value of RSUs is based on the closing price of our Common Stock on the grant date. The grant date fair value of PSUs subject to ROIC performance goals is based on the closing price of our Common Stock on the grant date and achievement of performance goals at the target level, which was determined to be the probable outcome as of the grant date. The grant date fair value of PSUs subject to relative TSR performance goals is based on a "Monte Carlo" valuation pursuant to which we estimated the Company's TSR relative to its Performance Peer Group (as defined in the Section named "Compensation Discussion and Analysis—Use of Peer Groups" on page 29) during the respective three-year performance period and the achievement of performance goals at the target level, which was determined to be the probable outcome as of the grant date.

  The grant date values of such PSUs with respect to each of the 2018 and 2019 fiscal years, based on maximum achievement of the ROIC and relative TSR performance conditions, are detailed below:

	Maximum Grant Date Value of PSUs Subject to ROIC Performance Goals	Maximum Grant Date Value of PSUs Subject to Relative TSR Performance Goals	Total Maximum Grant Date Value of PSUs Subject to ROIC and Relative TSR Performance Goals
Terry W. Handley	$1,040,625	$1,040,625	$2,081,250
William J. Walljasper	$557,813	$557,813	$1,115,626
Julia L. Jackowski	$488,813	$488,813	$977,626
John C. Soupene	$412,500	$412,500	$825,000
Cindi W. Summers	$358,875	$358,875	$717,750

  See the section named "Compensation Discussion and Analysis—Long-Term Incentive Compensation Program" beginning on page 37 for additional information regarding the performance criteria for the PSUs and their relative weight. For information about the financial reporting of RSUs and PSUs, see Note 4 to the Company's consolidated financial statements included in the Company's Form 10-K filing with respect to the 2019 fiscal year. The actual value, if any, realized by an NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance period. Such PSUs are subject to adjustment based on the Company's performance.

(2)
No stock options were awarded to the NEOs during the indicated fiscal years.

(3)
The amounts set forth in the Non-Equity Incentive Plan Compensation column for the 2019 fiscal year represent cash incentives paid to each NEO with respect to the 2019 fiscal year under the Annual Incentive Program. See the section named "Compensation Discussion and Analysis—Annual Incentive Compensation Program" beginning on page 33 for additional information regarding the details of the Annual Incentive Program.

(4)
The amounts comprising All Other Compensation for the 2019 fiscal year are detailed below:

Name	401K Plan Matching Contribution	Life Insurance Premiums	Perquisites	Total
Terry W. Handley	$16,489	$2,505	$6,619	$25,613
William J. Walljasper	$16,490	$540	$13,316	$30,346
Julia L. Jackowski	$16,490	$540	$16,689	$33,719
John C. Soupene	$16,489	$540	$10,178	$27,207
Cindi W. Summers	$17,686	$540	$13,405	$31,631

  The amounts comprising Perquisites for the 2019 fiscal year represent (A) reimbursement for automobile expenses, (B) identity theft protection and (C) solely in the case of Mr. Handley and Ms. Jackowski, an executive physical. NEOs were also provided with medical and disability benefits that are not included in the table above, because they are provided under broad-based, non-discriminatory benefit plans.

 Grants of Plan-Based Awards in Fiscal 2019

          The following table provides information regarding grants of equity and non-equity incentive awards under Company plans for each NEO during the 2019 fiscal year.

									All Other Stock Awards: Number of Shares of Stock or Units(#)(3)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Stock and Option Awards($)(4)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Terry W. Handley	Annual Incentive		$462,500	$925,000	$1,850,000	—	—	—	—	$—
	RSU	6/8/2018	$—	$—	$—	—	—	—	3,590	$346,875
	PSU (ROIC)	6/8/2018	$—	$—	$—	2,693	5,386	10,772	—	$520,313
	PSU (TSR)	6/8/2018	$—	$—	$—	2,421	4,843	9,686	—	$520,313
William J. Walljasper	Annual Incentive		$208,250	$416,500	$833,000	—	—	—	—	$—
	RSU	6/8/2018	$—	$—	$—	—	—	—	1,925	$185,938
	PSU (ROIC)	6/8/2018	$—	$—	$—	1,443	2,887	5,774	—	$278,906
	PSU (TSR)	6/8/2018	$—	$—	$—	1,298	2,596	5,192	—	$278,906
Julia L. Jackowski	Annual Incentive		$192,563	$385,125	$770,250	—	—	—	—	$—
	RSU	6/8/2018	$—	$—	$—	—	—	—	1,687	$162,938
	PSU (ROIC)	6/8/2018	$—	$—	$—	1,265	2,530	5,060	—	$244,406
	PSU (TSR)	6/8/2018	$—	$—	$—	1,137	2,275	4,550	—	$244,406
John C. Soupene	Annual Incentive		$154,000	$308,000	$616,000	—	—	—	—	$—
	RSU	6/8/2018	$—	$—	$—	—	—	—	1,423	$137,500
	PSU (ROIC)	6/8/2018	$—	$—	$—	1,067	2,135	4,270	—	$206,250
	PSU (TSR)	6/8/2018	$—	$—	$—	960	1,920	3,840	—	$206,250
Cindi W. Summers	Annual Incentive		$141,375	$282,750	$565,500	—	—	—	—	$—
	RSU	6/8/2018	$—	$—	$—	—	—	—	1,238	$119,625
	PSU (ROIC)	6/8/2018	$—	$—	$—	929	1,857	3,714	—	$179,438
	PSU (TSR)	6/8/2018	$—	$—	$—	835	1,670	3,340	—	$179,438

(1)
Represents the potential cash incentive amounts payable to each of our NEOs under the Annual Incentive Program for the 2019 fiscal year. The total value of each NEO's Annual Incentive Program award at target is represented as a percentage of base salary. Below the threshold level, there is no payout with respect to the Annual Incentive Program. Achievement of threshold levels results in payout of 50% of target, and achievement of maximum levels results in payout of 200% of target. Each NEO's annual incentive opportunity was based on (i) diluted EPS (50%), (ii) same-store sales growth and gross profit margin with respect to the fuel category (20%) and (iii) same-store sales growth and gross profit margin with respect to the inside sales categories (30%). A circuit breaker was also utilized, under which a minimum level of diluted EPS was required before any incentive payment under the Annual Incentive Program could be earned. For a discussion of the Annual Incentive Program for the 2019 fiscal year, see the section named "Compensation Discussion and Analysis—Components of the Compensation Program—Annual Incentive Compensation Program" beginning on page 33. The annual incentive payments earned for the 2019 fiscal year, as set forth in the Summary Compensation Table above, represent a payment equal to 128.7% of each NEOs' target payout, resulting in the following payments: (i) Mr. Handley, $1,190,475; (ii) Mr. Walljasper, $536,036; (iii) Ms. Jackowski, $495,656; (iv) Mr. Soupene, $396,396; and (v) Ms. Summers, $363,899.

(2)
Represents PSUs subject to ROIC performance goals and PSUs subject to relative TSR performance goals, representing 37.5% and 37.5%, respectively, of the total value of each named executive officer's award under the Company's LTIP for the 2019 fiscal year. The total value of each NEO's long-term incentive award at target is represented as a percentage of base salary. Below the threshold level, there is no payout with respect to the PSUs. Achievement of threshold levels results in payout of 50% of target, and achievement of maximum levels results in payout of 200% of target. Such RSUs and PSUs vest in full on June 15, 2021, generally subject to each NEO's continued employment through the vesting date and, in the case of the PSUs, to the Company's achievement of the applicable performance goals. The final number of shares of Common Stock awarded with respect to the

  PSUs subject to ROIC performance goals will be based on the Company's average ROIC achievement over a three-year performance period, which includes the 2019, 2020 and 2021 fiscal years (the "Performance Period"). Such PSUs are subject to adjustment based on the Company's performance. The final number of shares of Common Stock awarded with respect to the PSUs subject to relative TSR performance goals will be based on the Company's TSR during the Performance Period relative to the Performance Peer Group, as described in the section named "Compensation Discussion and Analysis—Use of Peer Groups" on page 29. Such PSUs are subject to adjustment based on the Company's performance.

(3)
Represents grants of RSUs subject to cliff vesting on June 15, 2021, generally subject to the NEOs' continued service until such date. The RSUs are not subject to achievement of performance goals.

(4)
For a description of how the grant date fair value with respect to RSUs and PSUs was determined, see Footnote 1 to the Summary Compensation Table above.

 Narrative to the Summary Compensation Table
and the Grants of Plan-Based Awards Table

Material Terms of Annual Incentive Program for Fiscal 2019

          For a description of the terms of the Company's Annual Incentive Program with respect to the 2019 fiscal year, see the section above named "Compensation Discussion and Analysis—Components of the Company Program—Annual Incentive Compensation Program" beginning on page 33.

Material Terms of Equity Awards Granted to NEOs in Fiscal 2019

          The RSUs and PSUs granted to the NEOs in the 2019 fiscal year were awarded under the 2009 Stock Incentive Plan. Material terms of equity awards granted to the NEOs are described below. For additional information, see the section named "Compensation Discussion and Analysis—Components of the Compensation Program—Long-Term Incentive Compensation Program" beginning on page 37.

  RSUs

  The RSUs granted to the NEOs on June 8, 2018 vest in full on June 15, 2021, generally subject to each NEO's continued employment through the vesting date, and represent 25% of the overall value of each NEO's LTIP award for the 2019 fiscal year. Such RSUs are not subject to achievement of performance goals.

  In the event of the holder's qualifying retirement, such holder will retain all of his or her unvested RSUs, which will vest as originally scheduled. In the event of the holder's death or disability, all unvested RSUs will become immediately vested as of such date, pro-rated for the completed portion of the three-year vesting period. All RSUs will be immediately forfeited upon termination of the holder's employment for any other reason prior to vesting. In the event of a change of control, all unvested RSUs will become immediately vested as of such date and become payable as soon as practicable thereafter. For additional information regarding the treatment of the NEOs' RSUs following termination or a change of control, see the section named "Potential Payments Upon Termination or Change of Control" beginning on page 60.

  Holders of RSUs do not receive or accrue dividends or dividend equivalents until the underlying awards become payable.

  PSUs

  The PSUs granted to the NEOs on June 8, 2018 vest in full on June 15, 2020, generally subject to each NEO's continued employment through the vesting date and the Company's achievement of the applicable performance conditions, and represent 75% of the overall value of each NEO's LTIP award for the 2019 fiscal year. Half of such PSUs are subject to ROIC performance conditions, and half of such PSUs are subject to relative TSR performance conditions.

  The final number of shares of Common Stock awarded will be based on the Company's (i) average ROIC achievement over the Performance Period (the 2019, 2020 and 2021 fiscal years) and (ii) TSR during the Performance Period relative to the Performance Peer Group (as discussed in the section named "Compensation Discussion and Analysis—Use of Peer Groups" on page 29). In each case, the PSUs will be earned based on the Company's achievement of threshold (50% of target awarded), target (100% of target awarded) and maximum (200% of target awarded) performance goals over the Performance Period. Below the threshold level, there is no payout with respect to the PSUs.

  In the event of the holder's qualifying retirement, such holder will retain all of his or her unvested PSUs, which will vest as originally scheduled, subject to the Company's achievement of applicable performance goals. In the event of the holder's death or disability, all unvested PSUs will become immediately vested as of such date and payable at the target level, pro-rated for the portion of the Performance Period completed. All PSUs will be immediately forfeited upon termination of the holder's employment for any other reason prior to vesting. In the event of a change of control, all unvested PSUs will become immediately vested as of such date, subject to the Committee's determination of the Company's achievement of the applicable ROIC and relative TSR goals as of such date, and become payable as soon as practicable thereafter. For additional information regarding the treatment of the NEOs' PSUs following termination or a change of control, see the section named "Potential Payments Upon Termination or Change of Control" beginning on page 60.

  Holders of PSUs do not receive or accrue dividends or dividend equivalents until the underlying awards become payable.

Employment Agreements

          During the 2019 fiscal year, the Company was party to an employment agreement with Mr. Handley with respect to his service as President and CEO, which took effect on May 1, 2016. In connection with Mr. Handley's retirement from the Company on June 23, 2019, the Company and Mr. Handley entered into the Separation Agreement. The Company has not entered into an employment agreement with any other NEO other than with Mr. Rebelez in connection with his appointment as President and Chief Executive Officer of the Company effective June 24, 2019.

          For descriptions of Mr. Handley's Separation Agreement and Mr. Rebelez's employment agreement, see the section named "Recent Executive Compensation Decisions for the 2020 Fiscal Year" beginning on page 43.

  Employment Agreement with Mr. Handley

  Mr. Handley served as President and CEO of the Company since the beginning of the 2017 fiscal year through June 23, 2019 under an employment agreement entered into on April 12, 2016. The agreement generally provided for the continued employment of Mr. Handley as President and CEO through April 30, 2019, which term was automatically renewed pursuant to the terms of the agreement for a one-year term, through April 30, 2020.

  The agreement provided that, during its term, the Company would pay Mr. Handley a base salary at an annual rate of $900,000, or such other greater amount as determined by the Board. The Board determined to increase Mr. Handley's salary to $925,000 for the 2018 fiscal year, and it remained at $925,000 for the 2019 fiscal year.

  Under the terms of the agreement, Mr. Handley was also granted a one-time award of time-based RSUs on April 12, 2016 under the Company's 2009 Stock Incentive Plan. Such RSUs were required to have a value of at least $1,000,000 based on the closing market value of Common Stock on the date immediately preceding the date of the award. As a result, 10,000 RSUs were awarded to Mr. Handley. Such RSUs were scheduled to vest equally on May 1 of each year from 2017 through 2021, subject to Mr. Handley's continued employment through each vesting date. The unvested portion of such RSUs were forfeited upon Mr. Handley's retirement.

  Mr. Handley also was eligible to participate in all employee benefit plans and programs generally available to the Company's senior officers and employees. In addition, the Company agreed to maintain a 10-year level premium term life insurance policy with a death benefit of $1,000,000 that insures the life of Mr. Handley, which becomes payable upon his death to a beneficiary designated by him. The life insurance policy was assigned to Mr. Handley upon his retirement from the Company.

  In the event of a termination of Mr. Handley's employment agreement without "cause" (as defined in the employment agreement) or a constructive termination, provided that Mr. Handley executed a release of claims and abided by covenants prohibiting him from soliciting Company employees and disrupting the Company's relationships with customers, suppliers and agents (which covenants run for two years following termination of his employment for any reason), Mr. Handley would have been entitled to base salary continuation for a period of 18 months following such termination of employment. For purposes of Mr. Handley's employment agreement, (i) "cause" was defined as an ongoing or material failure by Mr. Handley to satisfactorily perform his job duties, excessive absenteeism, misconduct in the performance of his duties, embezzlement, fraud or dishonesty, commission of a felony, insubordination or other personal or professional conduct that may bring public embarrassment or disgrace to the Company and (ii) a constructive termination would have occurred if there was a change made to Mr. Handley's title or reporting relationship, there was a material reduction in his authorities or responsibilities, or his principal office was changed by more than 25 miles, and Mr. Handley provided notice of termination to the Company within 90 days after receiving notice of such action.

  The agreement also contained provisions requiring Mr. Handley to maintain in confidence any confidential information and trade secrets of the Company obtained by him during his employment, and also restricted his employment in competition with the Company and from soliciting Company employees or disrupting the Company's business relationships, in each case, for a period of two years following his separation of employment with the Company.

Change of Control Severance Agreements

          During the 2019 fiscal year, the Company was party to change of control severance agreements with all of our NEOs and thirteen other officers, which include two Senior Vice Presidents and 11 Vice Presidents. Under the terms of these agreements, in the event of a change of control (as defined in the agreements) during the term of the agreements, the Company will continue the executive's employment until the earlier of the second anniversary of such change of control and the executive's normal retirement date within the meaning of the Company's 401K Plan (such period, the "Employment Period"). During the Employment Period, the executive is entitled to certain protections with respect to position, authority, duties and responsibilities; office location; base salary; annual incentive compensation; other incentive compensation and retirement benefits; welfare and fringe benefits; office and support staff; and paid time off. In the event that an executive's employment is terminated during the Employment Period for reasons other than "cause", death or disability or by the executive for "good reason" (each, as defined in the agreement), the executive will be entitled to the following: (i) a lump sum cash severance payment in an amount equal to the sum of (w) to the extent not already paid, the executive's base salary through the date of termination, (x) a pro rata portion of the greater of the annual incentive payment received by the executive during the immediately preceding fiscal year or the last full fiscal year prior to the change of control (the "Recent Incentive Payment"), (y) three times the sum of the executive's annual base salary and Recent Incentive Payment and (z) in the case of compensation previously deferred by the executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and (ii) continuation of benefits, including health insurance and life insurance, for the executive and/or the executive's family until the end of the Employment Period (or such longer period as any plan, program, practice or policy may provide). If any of the severance payments or benefits subjects the executive to a golden parachute excise tax, he or she is not entitled to any "gross-up" to reimburse him or her for the excise tax. Furthermore, such change of control severance agreements provide for a "straight cutback" approach whereby the Company will reduce any payment to the extent it would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code. The Company may defer any termination payments for six months if the amount payable is determined by the Company to be deferred compensation, the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A of the Internal Revenue Code.

          The agreements contain the following definitions:

          "Cause" means (i) an act or acts of personal dishonesty taken by the employee and intended to result in substantial personal enrichment of the employee at the expense of the Company, (ii) repeated violations by the employee of the employee's obligations under the agreement which are demonstrably willful and deliberate on the employee's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company or (iii) the conviction of the employee of a felony.

          "Change of control" means (i) the acquisition (other than from the Company) by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, unless such beneficial ownership was acquired as a result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person, entity or "group" to 20% or more of the Common Stock then outstanding; provided, however, that if a person, entity or "group" becomes the beneficial owner of 20% or more of the Common Stock then outstanding by reason of share purchases by the Company and, after such share purchases by the Company, becomes the beneficial owner of any additional shares of Common Stock, then such person, entity or "group" will be deemed to have acquired beneficial ownership of 20% or more of the Common Stock; (ii) individuals who, as of the date of the agreement, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of the agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) will be, for purposes of the agreement, considered as though such person were a member of the Incumbent Board; or (iii) consummation of a reorganization, merger or consolidation to which the Company is a party, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

          "Good reason" means (i) the assignment to the employee of any duties inconsistent in any respect with the employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities of such employee, which are set forth in the agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding, for this purpose, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee; (ii) any failure by the Company to comply with any of the compensation provisions of the agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof; (iii) the Company's requiring the employee to be based at any office or location other than location where the employee was employed immediately preceding the date of the change of control, except for travel reasonably required in the performance of the employee's duties; (iv) any purported termination by the Company of the employee's employment otherwise than as expressly permitted by the agreement; or (v) any failure by the Company to have a successor expressly assume and perform the agreement.

          Mr. Rebelez's change of control severance agreement generally contains similar terms to the change of control severance agreements for our NEOs and other officers, expect that it provides for a 2.5 times severance multiple instead of a three times severance multiple and a "best net" cutback for purposes of Section 280G of the Internal Revenue Code instead of a straight cutback. For a description of Mr. Rebelez's change of control severance agreement, see the section named "Recent Executive Compensation Decisions for the 2020 Fiscal Year—Compensation Arrangements with Mr. Rebelez" beginning on page 43.

Outstanding Equity Awards at 2019 Fiscal Year-End

          The market value of the stock awards in the following table is calculated based on the closing price of the Common Stock on April 30, 2019 ($132.35).

		Option Awards(1)				Stock Awards
Name(s)	Grant Date	Number of Securities Underlying Un-exercised Options (#) Exercisable	Number of Securities Underlying Un-exercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Terry W. Handley	6/23/2011	8,106	—	$44.39	6/23/2021	16,148	$2,137,188	33,420	$4,423,137
William J. Walljasper	6/23/2011	20,000	—	$44.39	6/23/2021	6,948	$919,568	17,916	$2,371,183
Julia L. Jackowski	6/23/2011	20,000	—	$44.39	6/23/2021	6,491	$859,084	15,699	$2,077,763
John C. Soupene	—	—	—	—	—	5,984	$791,982	13,248	$1,753,373
Cindi W. Summers	—	—	—	—	—	5,029	$665,588	11,526	$1,525,466

(1)
All of the NEOs' option awards were vested and exercisable as of the end of the 2019 fiscal year.

(2)
This column presents the number of shares of Common Stock as represented by unvested RSU awards, all of which remained subject to time-based vesting conditions and had not vested as of April 30, 2019. On April 16, 2016, Mr. Handley was granted 10,000 RSUs that vest equally on May 1 of each year from 2017 through 2021. On June 2, 2016, the NEOs were granted RSUs awards that vested in full on June 2, 2019. On July 14, 2017, the NEOs were granted RSU awards that vest in full on June 15, 2020. On June 8, 2018, the NEOs were granted RSU awards that vest in full on June 15, 2021. The RSUs shown in this column vested or will vest as follows:

	5/1/2019	6/2/2019	5/1/2020	6/15/2020	5/1/2021	6/15/2021
Terry W. Handley	2,000	3,250	2,000	3,308	2,000	3,590
William J. Walljasper	—	3,250	—	1,773	—	1,925
Julia L. Jackowski	—	3,250	—	1,554	—	1,687
John C. Soupene	—	3,250	—	1,311	—	1,423
Cindi W. Summers	—	2,650	—	1,141	—	1,238
(3)
This column presents the unvested PSU awards granted in the 2018 and 2019 fiscal years, all of which remained subject to performance criteria and had not vested as of April 30, 2019. On July 14, 2017, the NEOs were granted PSU awards that vest in full on June 15, 2020 subject to the achievement of applicable performance goals. On June 8, 2018, the NEOs were granted PSU awards that vest in full on June 15, 2021 subject to the achievement of applicable performance goals. Based on SEC guidance, we have included the PSU awards based on the next highest payout level that exceeds our actual performance for the portion of the performance period that had elapsed as of April 30, 2019, which (A) in the case of PSUs subject to ROIC goals granted in the 2018 fiscal year, assumes payout based on achievement of target performance level and (B) in the case of all other PSUs granted in the 2018 and 2019 fiscal years, assumes payout based on achievement of maximum performance level. The actual number of shares earned ranges from 0 to 200% of each target, depending on the Company's performance in the ROIC and relative TSR metrics, and will depend on the actual performance level achieved by the Company for the applicable performance period.

The number of PSUs set forth in this column and the respective vesting dates for the PSUs that remained subject to performance criteria as of April 30, 2019 are as follows:

	Award Type	Number of PSUs	Performance Period	Vesting Date
Terry W. Handley	PSUs (ROIC)	4,961	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	8,002	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	10,771	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	9,686	5/1/2018 to 4/30/2021	6/15/2021
William J. Walljasper	PSUs (ROIC)	2,660	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	4,290	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	5,774	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	5,192	5/1/2018 to 4/30/2021	6/15/2021
Julia L. Jackowski	PSUs (ROIC)	2,331	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	3,758	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	5,060	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	4,550	5/1/2018 to 4/30/2021	6/15/2021
John C. Soupene	PSUs (ROIC)	1,967	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	3,172	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	4,270	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	3,839	5/1/2018 to 4/30/2021	6/15/2021
Cindi W. Summers	PSUs (ROIC)	1,711	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (TSR)	2,760	5/1/2017 to 4/30/2020	6/15/2020
	PSUs (ROIC)	3,715	5/1/2018 to 4/30/2021	6/15/2021
	PSUs (TSR)	3,340	5/1/2018 to 4/30/2021	6/15/2021

  For additional details on the treatment of Mr. Handley's outstanding equity awards in connection with his retirement on June 23, 2019, see the section named "Recent Executive Compensation Decisions for the 2020 Fiscal Year—Separation Agreement with Mr. Handley" on page 47.

 Option Exercises and Stock Vested in Fiscal 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Terry W. Handley	9,342	$773,377	5,250	$514,348
William J. Walljasper	14,300	$1,517,299	3,250	$317,688
Julia L. Jackowski	12,500	$1,266,750	3,250	$317,688
John C. Soupene	—	$—	1,750	$171,063
Cindi W. Summers	—	$—	2,500	$244,375

(1)
The "value realized" on exercise for option awards represents, in each case, the amount by which the closing price of Common Stock on the date that each option was exercised exceeded the exercise price of such option, multiplied by the number of shares of Common Stock with respect to which such option was exercised. The value realized was determined without considering any taxes or brokerage commissions that may have been owed.

(2)
The RSU awards that vested in the 2019 fiscal year reflect (i) the vesting on June 5, 2018 of all of the RSUs awarded to each NEO on June 5, 2015 and (ii) the vesting on May 1, 2018 of the second 20% installment of the RSUs awarded to Mr. Handley on April 12, 2016.

(3)
The "value realized" on vesting for stock awards represents the number of units that vested multiplied by the closing price of the Common Stock on the applicable vesting date and was determined without regard to any taxes or brokerage commissions that may have been owed.

 Nonqualified Deferred Compensation

          Under the Deferred Compensation Plan, certain employees, including the NEOs, may voluntarily defer up to 80% of their base salary and up to 100% of any incentive payments awarded under the Company's Annual Incentive Program.

          The Deferred Compensation Plan offers certain employees a deferral feature that can be used to supplement the limited deferrals permitted under our 401K Plan. However, unlike our tax-qualified 401K Plan, the participant deferrals under the Deferred Compensation Plan are not matched by the Company.

          Elections to defer up to 80% of base salary and/or up to 100% of incentive payments are made by eligible participants in December of each year for amounts to be deferred in the following calendar year, after annual incentive compensation determinations have been made.

          Mr. Handley, Mr. Walljasper, Ms. Jackowski and Ms. Summers were participants in the Deferred Compensation Plan in the 2019 fiscal year. Details regarding their participation for the 2019 fiscal year are set forth in the following table:

	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)(3)
Terry W. Handley	$185,077	$—	$15,500	$92,209	$1,331,499
William J. Walljasper	$59,521	$—	$73,232	$42,301	$993,620
Julia L. Jackowski	$59,271	$—	$29,895	$76,891	$1,043,844
John C. Soupene	$—	$—	$—	$—	$—
Cindi W. Summers	$23,263	$—	$5,331	$—	$74,377

(1)
The Company makes no contributions to deferrals.

(2)
The amounts in this column reflect pre-scheduled withdrawals that were created under the educational accounts for the NEOs' children.

(3)
All amounts in this column attributable to NEO contributions to the Deferred Compensation Plan were reported in the Summary Compensation Table with respect to the relevant fiscal year as salary or non-equity incentive plan compensation, as applicable, if the NEO was an NEO with respect to the fiscal year in which the relevant amount was earned. No portion of any NEO's balance in the Deferred Compensation Plan that is attributable to earnings was reported in the Summary Compensation Table because such earnings are not above-market or preferential.

          A variety of mutual fund investment alternatives are available in which Deferred Compensation Plan participants can direct their notional investments. Each participant's investment return is based on his or her investment selections. Deferrals are immediately vested. Distributions from the plan are allowed at various times, including termination of employment, death, specified date, disability, change of control and in the event of unforeseen emergency. The Deferred Compensation Plan is unfunded and is not subject to the fiduciary requirements of ERISA.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

          The following tables set out the payments that could be paid to the NEOs upon a termination of their employment for certain reasons or in the event of a change of control of the Company. The amounts shown assume that the relevant event occurred on or was effective as of April 30, 2019, and thus include amounts earned through such time and are estimates of the amounts which would be paid upon termination or in the event of a change of control. The actual amounts to be paid out can only be determined at the time of actual separation from the Company or the consummation of a change of control.

          In addition to the amounts shown or described below, upon termination of employment for any reason, each NEO will be entitled to his or her (i) vested benefits under the Deferred Compensation Plan, (ii) vested account balance under the 401K Plan, (iii) salary through the date of termination, and (iv) accrued but unpaid vacation. For additional information on the NEOs' rights to payments upon a termination or change of control of the Company, see the section named "Executive Compensation—Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table" on page 54.

          The following summary describes the consequences of termination of employment under the Company's compensation plans and agreements and explains the circumstances under which the payments and benefits in the tables below may be paid or provided.

Voluntary Resignation

          Upon a voluntary resignation, all vested options held by the NEOs remain exercisable for three months and all unvested RSUs and PSUs are forfeited.

Retirement

          In the case of stock options and RSUs granted prior to the 2018 fiscal year, "retirement" means normal retirement upon reaching at least age 62. In the event of such a retirement, such options would remain exercisable for three months following retirement and half of the unvested RSUs would vest in full. However, none of our NEOs had reached age 62 as of April 30, 2019, so they were not eligible to retire for purposes of the long-term incentive awards granted prior to the 2018 fiscal year.

          In the case of RSUs and PSUs granted during the 2018 and 2019 fiscal years, "retirement" means retirement upon satisfying either the "rule of 65" (55 years of age plus 10 years of service) or "rule of 75" (age plus full years of service equals at least 75). In the event of such a retirement, all such RSUs and PSUs would remain outstanding and vest on the regularly scheduled vesting date, in the case of PSUs, subject to achievement of applicable performance goals. As of April 30, 2019, Mr. Handley met both the "rule of 65" and the "rule of 75" and Mr. Walljasper and Ms. Jackowski met the "rule of 75". As such, all such unvested RSUs and PSUs would vest as originally scheduled on June 15, 2020, in the case of awards granted during the 2018 fiscal year, and June 15, 2021, in the case of awards granted during the 2019 fiscal year, subject to the Company's achievement of applicable performance goals in the case of PSUs. For the purposes of estimating these awards as set forth below, based on the Company's performance during the 2018 and 2019 fiscal years, these awards were calculated using the target level of PSUs. The actual value, if any, realized by an NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance period.

          Mr. Soupene and Ms. Summers had not met the "rule of 65" or the "rule of 75" as of April 30, 2019 and, accordingly, neither was eligible to retire and continue vesting in any RSUs or PSUs.

Death

          Upon an NEO's death, the NEO's beneficiaries will receive payment of the proceeds of Company provided life insurance. All vested options remain exercisable by the NEO's legal representatives or beneficiaries for 12 months after the date of death. All unvested RSUs awarded to the NEOs prior to the 2018 fiscal year vest on the date of death. With respect to the unvested RSUs and PSUs awarded during the 2018 and 2019 fiscal years, the RSUs awarded will vest, and the PSUs awarded will vest at the target level, in each case prorated for the portion of the applicable performance period completed, which, as of April 30, 2019, was two-thirds of such performance period for PSUs awarded during the 2018 fiscal year, and one-third of such performance period for PSUs awarded during the 2019 fiscal year.

Disability

          If Mr. Handley were to become permanently incapacitated by reason of sickness, accident or other physical or mental disability, as such incapacitation is defined by the Company's Long-Term Disability carrier, for a period exceeding 26 weeks during any 12-month period, Mr. Handley's employment agreement could have been terminated and he would have been entitled to disability benefits under the Company's Long-Term Disability Plan. If any NEO becomes "disabled" as defined in the Company-provided Long-Term Disability Plan, he or she will receive monthly disability payments equal to $5,000 per month to age 65. In accordance with applicable SEC guidance, the estimated present value of such disability benefits has not been included in the tables below, because such benefits are provided under a broad-based, nondiscriminatory plan. Upon termination of employment due to disability, all vested options remain exercisable for three months. All unvested RSUs and PSUs will be treated in the same manner as death, as described in the preceding paragraph.

Termination for Cause

          Upon termination for cause, all unvested RSUs and PSUs are forfeited. If the termination is for deliberate, willful or gross misconduct, all rights to exercise options expire upon the receipt of such notice of termination.

Termination without Cause, Absent a Change of Control

          Upon an involuntary termination other than for "cause" (as defined in Mr. Handley's employment agreement) or upon a constructive termination (as described in Mr. Handley's employment agreement), the Company would have been obligated to pay Mr. Handley his current base salary for a period of 18 months following the date of such termination, conditioned upon Mr. Handley's compliance with the non-solicitation and non-disruption provisions in his employment agreement and the execution of a release of claims. See the section named "Executive Compensation—Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table" on page 53 for the definitions of cause and constructive termination in Mr. Handley's employment agreement. Other than in the context of a change of control, as described in the following section, as of April 30, 2019, the other NEOs were not entitled to any severance in the event of a termination without cause or a constructive termination. In the event of a termination without cause, the NEOs' vested options remain exercisable for three months, and all unvested RSUs and PSUs are forfeited as of the effective date of the termination.

Termination following a Change of Control

          Upon termination of an NEO's employment prior to the earlier of the second anniversary of a change of control and the executive's normal retirement date within the meaning of the Company's 401K Plan (such period, the "Employment Period") for reasons other than "cause" (as defined in the change of control severance agreement), death or disability or for "good reason" (as defined in the change of control severance agreement) by the NEO, the Company is obligated to pay (i) salary through the date of termination and a prorated portion of the greater of the annual incentive payment received by the NEO during the immediately preceding fiscal year or the last full fiscal year prior to the change of control (the "Recent Incentive Payment"), (ii) lump sum severance equal to three times the sum of current annual base salary and the Recent Incentive Payment; (iii) compensation previously deferred, including accrued interest; and (iv) continued benefits during the remainder of the Employment Period, including life insurance. See the section named "Executive Compensation—Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table" on page 54 for the definitions of cause, good reason and change of control under the change of control severance agreements.

          Upon the NEO's death or disability during the Employment Period, the NEO, or his or her beneficiaries, would be entitled to receive a pro-rated Recent Incentive Payment.

          The Company will reduce any payment to the extent it would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code. The amounts set forth in the tables below do not reflect any such reduction.

Change of Control without Termination

          Upon a change of control of the Company, all unvested RSUs and PSUs awarded to the NEO will vest, in the case of unvested PSUs, based on the Committee's determination of achievement of the applicable ROIC and TSR performance goals through the date of the change of control. For purposes of estimating this amount for the change of control as set forth below, amounts are calculated using achievement of the applicable ROIC and TSR performance goals through April 30, 2019. For purposes of estimating RSUs and PSUs that will vest (x) upon a termination due to death or disability or (y) in the case of Mr. Handley, Mr. Walljasper and Ms. Jackowski, upon retirement, amounts are calculated using the target level of PSUs, As described in the preceding paragraph, the Company will reduce any payment to the extent it would be non-deductible by the Company because of Section 280G of the Internal Revenue Code, and such reduction is not reflected in the tables below.

Terry W. Handley
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Death	Disability	Involuntary For Cause Termination	Involuntary Not for Cause/ Constructive Termination	Change in Control (Not for Cause/ Good Reason Termination)	Change of Control (Without Termination)
Severance Pay(1)	$—	$—	$—	$—	$—	$1,387,500	$2,775,000	$—
Value of Long-term Incentives(2)	$—	$3,452,879	$2,916,509	$2,916,509	$—	$—	$5,431,056	$5,431,056
Post-employment Health Care(3)	$—	$—	$—	$—	$—	$—	$64,850	$—
Life Insurance Proceeds	$—	$—	$1,250,000	$—	$—	$—	$—	$—
TOTAL	$—	$3,452,879	$4,166,509	$2,916,509	$—	$1,387,500	$8,270,906	$5,431,056

William J. Walljasper
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Death	Disability	Involuntary For Cause Termination	Involuntary Not for Cause Termination	Change in Control (Not for Cause/ Good Reason Termination)	Change of Control (Without Termination)
Severance Pay(1)	$—	$—	$—	$—	$—	$—	$1,785,000	$—
Value of Long-term Incentives(2)	$—	$1,851,047	$1,337,353	$1,337,353	$—	$—	$2,685,327	$2,685,327
Post-employment Health Care(3)	$—		$—	$—	$—	$—	$56,152	$—
Life Insurance Proceeds	$—	$—	$250,000	$—	$—	$—	$—	$—
TOTAL	$—	$1,851,047	$1,587,353	$1,337,353	$—	$—	$4,526,479	$2,685,327

Julia L. Jackowski
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Death	Disability	Involuntary For Cause Termination	Involuntary Not for Cause Termination	Change in Control (Not for Cause/ Good Reason Termination)	Change of Control (Without Termination)
Severance Pay(1)	$—	$—	$—	$—	$—	$—	$1,777,500	$—
Value of Long-term Incentives(2)	$—	$1,622,082	$1,225,120	$1,225,120	$—	$—	$2,406,361	$2,406,361
Post-employment Health Care(3)	$—	$—	$—	$—	$—	$—	$57,560	$—
Life Insurance Proceeds	$—	$—	$250,000	$—	$—	$—	$—	$—
TOTAL	$—	$1,622,082	$1,475,120	$1,225,120	$—	$—	$4,241,421	$2,406,361

John C. Soupene
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Death	Disability	Involuntary For Cause Termination	Involuntary Not for Cause Termination	Change in Control (Not for Cause/ Good Reason Termination)	Change of Control (Without Termination)
Severance Pay(1)	$—	$—	$—	$—	$—	$—	$1,320,000	$—
Value of Long-term Incentives(2)	$—	$—	$1,100,976	$1,100,976	$—	$—	$2,097,791	$2,097,791
Post-employment Health Care(3)	$—	$—	$—	$—	$—	$—	$12,334	$—
Life Insurance Proceeds	$—	$—	$250,000	$—	$—	$—	$—	$—
TOTAL	$—	$—	$1,350,976	$1,100,976	$—	$—	$3,430,125	$2,097,791

Cindi W. Summers
	Voluntary Termination		Involuntary Termination					No Termination
Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Death	Disability	Involuntary For Cause Termination	Involuntary Not for Cause Termination	Change in Control (Not for Cause/ Good Reason Termination)	Change of Control (Without Termination)
Severance Pay(1)	$—	$—	$—	$—	$—	$—	$1,305,000	$—
Value of Long-term Incentives(2)	$—	$—	$934,347	$934,347	$—	$—	$1,801,470	$1,801,470
Post-employment Health Care(3)	$—	$—	$—	$—	$—	$—	$53,102	$—
Life Insurance Proceeds	$—	$—	$250,000	$—	$—	$—	$—	$—
TOTAL	$—	$—	$1,184,347	$934,347	$—	$—	$3,159,572	$1,801,470

(1)
Because no incentive payments were earned for the 2018 fiscal year, the amounts of severance pay reported for termination following a change of control are equal to three times base salary and do not reflect the pro-rated incentive payment for the year of termination or the incentive payment for purposes of the lump-sum severance amount to which the NEOs are entitled under the change of control severance agreements.

(2)
The amounts reported for long-term incentives are based on the closing price of the Company's stock on April 30, 2019 ($132.35), the last trading day of the fiscal year. No amount is reported for options or RSUs that vested prior to April 30, 2019.

(3)
In the Change of Control (Not For Cause/Good Reason Termination) column, includes the estimated cost of continued welfare benefit plans of the Company as of April 30, 2019.

          The summary and table above describe the payments and benefits Mr. Handley would have received upon a termination of employment as of April 30, 2019. For a discussion of the payments and benefits Mr. Handley received in connection with his retirement from the Company on June 23, 2019, see the section named "Compensation Discussion and Analysis—Recent Executive Compensation Decisions for the 2020 Fiscal Year—Separation Agreement with Mr. Handley" on page 47.

CEO PAY RATIO

          Pursuant to Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we provide the following "pay ratio" information for 2019 fiscal year. The pay ratio included in this information represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

          For 2019, our last completed fiscal year:

  •
  The annual total compensation of our CEO, Mr. Handley, was $3,528,588, as provided in the Summary Compensation Table on page 49.

  •
  The annual total compensation of our median employee, a part-time store employee located in rural Illinois, was $15,655, which was calculated using the same methodology as required by the Summary Compensation Table.

  •
  The ratio of the annual total compensation of our CEO to that of our median employee was approximately 225:1.

          To determine the median employee (excluding our CEO), we used April 30, 2019 as the determination date, and we ranked each employee (other than our CEO) based on total gross wages received (as reflected in the Company's payroll records) with respect to the 12-month period beginning on May 1, 2018, and ending on April 30, 2019. Compensation for permanent employees who did not work the entire measurement period was annualized; however, no other exemptions, assumptions, adjustments or estimates were used.

          Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

 EQUITY COMPENSATION PLAN INFORMATION

          The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options, warrants and rights under all equity compensation plans as of April 30, 2019, which include the 2009 Stock Incentive Plan and the 2018 Stock Incentive Plan. All such plans have been approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	498,627	$44.39(1)	2,984,032	(2)
Equity compensation plans not approved by security holders

Total	498,627	$44.39(1)	2,984,032	(2)

(1)
Only option awards were used in computing the weighted-average price.

(2)
This amount represents shares of Common Stock available for issuance under the 2018 Stock Incentive Plan. Awards available for grant include stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based and equity-related awards, as defined in the 2018 Stock Incentive Plan.

 DIRECTOR COMPENSATION

          The Compensation Committee annually reviews director compensation and seeks to compensate our directors in a manner that attracts and retains highly qualified directors and aligns the interests of our directors with those of our shareholders.

          The compensation program compensates our directors for their Board service for the period between annual shareholders' meetings, which are typically held in September of each year. Directors elected to the board, or appointed to committees or chair positions after the start of such period, receive prorated compensation. Only non-employee directors receive compensation for their service on the Board.

          The Compensation Committee made significant changes to our director compensation program, effective March 2, 2018, to promote alignment with our governance and Board leadership changes, which the Compensation Committee determined would generally continue to apply for the 2019 fiscal year. For the 2019 fiscal year, each non-employee director received an annual Board retainer with a total value of $195,000, consisting of approximately $80,000 in cash and approximately $115,000 in equity. An additional annual cash retainer was paid to the Board Chair and the chairs of each committee of the Board as follows: Board Chair, $130,000; Audit Committee chair, $32,500 (plus the Audit Committee chair received a $5,000 annual fee for serving on the "disclosure committee", an internal management group that reviews certain of the Company's public disclosures with its independent registered public accounting firm and outside counsel); Compensation Committee chair, $25,000; Nominating and Corporate Governance Committee chair, $20,000; and Risk Committee chair, $20,000. The other members of the Audit Committee were paid an additional annual retainer of $15,000, the other members of the Compensation Committee were paid an additional annual retainer of $10,000 and the other members of the Nominating and Corporate Governance Committee and the Risk Committee were paid an additional annual retainer of $8,000.

          In connection with the changes to our director compensation program, we determined to pay director retainer fees on a quarterly basis rather than an annual basis, however, starting in September 2018, the Committee determined to revert to our previous approach of paying cash retainer fees on an annual basis in advance. The equity portion of the retainer is granted on an annual basis at the time of our annual shareholders' meeting in the form of restricted stock units ("RSUs"), which vest at our next annual shareholders' meeting, subject to each director's continued service as a director. Beginning with the 2019 fiscal year, the Compensation Committee has discontinued its prior practice of allowing directors to elect to receive a portion of their cash retainer in the form of additional stock.

          In addition, our directors receive the following benefits: (i) reimbursement for travel and other necessary business expenses; (ii) coverage under the Company's group life insurance plan, with coverages of up to $50,000 for each non-employee director; and (iii) reimbursement up to a maximum of $10,000 per year for costs associated with continuing education relating to corporate governance matters.

          The following table summarizes the compensation paid to the Company's non-employee directors during the 2019 fiscal year:

Director Compensation Table

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
H. Lynn Horak	$232,899	$115,049	$108	$348,056
Diane C. Bridgewater	$104,463	$115,049	$108	$219,620
Donald E. Frieson	$131,929	$115,049	$108	$247,087
Cara K. Heiden	$127,845	$115,049	$108	$243,003
David K. Lenhardt	$131,198	$115,049	$108	$246,355
Larree M. Renda	$115,219	$115,049	$108	$230,377
Judy K. Schmeling	$140,694	$115,049	$108	$255,851
Allison M. Wing	$122,433	$115,049	$108	$237,591

(1)
Each director received approximately $195,000 in total compensation for the 2019 fiscal year, consisting of $80,000 in cash and $115,000 in equity, plus certain additional cash retainers for service on committees as members and chairs and for service as Board Chair. The amounts reported also include a quarterly cash payment with respect to the fourth quarter of the 2018 fiscal year, which was paid to directors on June 1, 2018. The directors received their equity as RSUs that vest in full on the date of the 2019 Annual Meeting.

(2)
The amounts reported for stock awards represent the aggregate grant date fair value of 998 RSUs. The RSU awards will cliff-vest on the date of the 2019 Annual Meeting, subject, in each case, to continued service as a director. The actual value, if any, that is realized by a director from an RSU award, will depend on the market price of Common Stock on the applicable vesting date. For information about the financial reporting of the RSUs granted in the 2019 fiscal year, see Note 4 to the Company's consolidated financial statements included in the Company's Form 10-K filing with respect to the 2019 fiscal year.

At the end of the 2019 fiscal year, each director held 998 RSUs.

(3)
Amounts included in this column represent director life insurance premiums.

Certain Relationships and Related Transactions

          The Company has a written policy requiring the disclosure to and approval by the Audit Committee of certain "related party transactions" in which the Company is a participant that may be required to be disclosed under Item 404 of Regulation S-K. For this purpose, "related parties" include all directors, executive officers and any director nominee (and their immediate family members), and any holder of more than 5% of the Common Stock (and their immediate family members). For the purposes of the Company's policy, a "related party transaction" generally is any transaction in which (i) the aggregate amount involved will or may be expected to exceed $75,000 in any fiscal year, (ii) the Company is a participant, and (iii) any "related party" has or will have a direct or indirect interest, in each case, subject to certain pre-approved exceptions set forth in the policy.

          Under the policy, each director and executive officer shall identify to the Chair of the Audit Committee any related party transaction for which he or she may be a related party, along with any requested supplemental information. The Audit Committee will review the material facts of all related party transactions that require the Committee's approval and either approve or disapprove of the same, or if advance approval is not feasible, consider whether to ratify the same. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is in the best interests of the Company, whether it is on non-preferential terms, and the extent of the related party's interest in the transaction. No director may participate in any discussion or approval of a transaction for which he or she is a related party, except that the director must provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the Board of Directors. The Audit Committee did not review or approve any related party transactions during the 2019 fiscal year.

          In 1997, the Company established a Non-Qualified Supplemental Executive Retirement Plan ("SERP") for the benefit of two former officers and directors, Ronald M. Lamb and Donald F. Lamberti, a founder of the Company and the father of former director Jeffrey M. Lamberti. The SERP provides for the payment of an annual retirement benefit to the specified officers for the earlier of a period of 20 years or until their death, after which such benefits are to be paid, in each case, to the officer's spouse for a period ending on the 20th anniversary of the officer's retirement or the spouse's death, whichever occurs first. Mr. Lamb's spouse and Donald F. Lamberti participate in the SERP and receive annual retirement benefits of $350,000 and $275,000, respectively.

          Under the employment agreement with our former Chief Executive Officer and Board Chair, Mr. Myers, commencing on January 1, 2017 and continuing for a period until the earlier of ten years thereafter or the death of Mr. Myers and his spouse, the Company will pay an annual retirement benefit to Mr. Myers (or his spouse, in the event of his death during said period) equal to $330,000 per year.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          The Audit Committee operates under a Charter approved by the Board of Directors. All members of the Audit Committee are "independent", as defined by the SEC as well as the applicable Nasdaq Listing Standards.

          The Audit Committee reviews the Company's financial reporting process, including internal control over financial reporting, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company's independent registered public accounting firm, KPMG LLP ("KPMG"), is responsible for expressing an opinion as to the fairness of the financial statements and the conformity of those audited financial statements with U.S. generally accepted accounting principles. Additionally, KPMG expresses an opinion on whether the Company maintained, in all material respects, effective internal control over financial reporting.

          In this context, the Audit Committee has met and held discussions with management, internal audit, and KPMG. Management represented to the Committee that the Company's audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and KPMG. The Committee also discussed with KPMG matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Committee also has received and reviewed written disclosures and the letter from KPMG related to independence as required by the applicable requirements of the PCAOB, has discussed with KPMG the firm's independence, and has considered whether the provision of non-audit services by KPMG, and the fees paid for such services, are compatible with maintaining its independence.

          In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended April 30, 2019.

AUDIT COMMITTEE
Cara K. Heiden, Chair Diane C. Bridgewater David K. Lenhardt Judy A. Schmeling

          Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act, or the Exchange Act, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Subject to shareholder ratification, the Audit Committee has appointed KPMG to audit the consolidated financial statements of the Company for the 2020 fiscal year. The Company has used KPMG (and its predecessor firms) as the Company's independent registered public accounting firm since the 1988 fiscal year. Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. Abstentions will not be counted as votes cast for such purposes and therefore will have no effect on the results of the vote. If the shareholders do not ratify this appointment, the Audit Committee will consider the matter of the appointment of the independent registered public accounting firm.

          The Board of Directors recommends that shareholders vote FOR such ratification.

          Representatives of KPMG will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit of the Company's 2019 fiscal year consolidated financial statements.

Independent Auditor Fees

          The following table sets forth the aggregate fees billed to the Company and subsidiaries for the last two fiscal years ended April 30, 2019 and April 30, 2018 by the Company's independent registered public accounting firm, KPMG:

	2019	2018
Audit Fees(1)	$2,031,162	$722,900
Audit-Related Fees(2)	$17,500	$17,500
Tax Fees(3)	$41,931	$72,400
All Other Fees(4)	$—	$1,780

	$2,090,593	$814,580

(1)
Audit fees primarily relate to (i) the audit of our consolidated financial statements for the indicated fiscal years, (ii) the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) the reviews of our unaudited consolidated condensed interim financial statements during the indicated fiscal years, and (iv) assessment of the Company's new enterprise resource planning system implementation (the first phase of which was completed during the third quarter of the 2019 fiscal year) and related audit scope changes.

(2)
Fees for audits of employee benefit plans.

(3)
Fees for tax consulting.

(4)
Fees for subscription for online research services.

          The chair of the Audit Committee has advised the Board that the Audit Committee has determined the non-audit services rendered by KPMG during the Company's most recent year are compatible with maintaining the independence of the auditors.

          Prior to the issuance of its audit report, KPMG communicated (i) its responsibility under existing auditing standards generally accepted in the United States of America, (ii) all critical accounting policies and practices used by the Company, and (iii) other significant written communication between KPMG and management of the Company.

Pre-Approval Procedures

          Under its charter, the Audit Committee shall pre-approve all audit and any permitted non-audit services provided to the Company by the independent registered public accounting firm and the fees to be paid for those services. The Audit Committee may delegate authority to subcommittees (consisting of one or more members) to grant pre-approvals of certain audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm to the Company during the 2019 fiscal year were pre-approved by the Audit Committee or its chair pursuant to delegated authority.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

 PROPOSAL 3

ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

          The Board is committed to compensation governance and recognizes the significant interest of shareholders in executive compensation matters. We provide our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our named executive officers, as disclosed in this Proxy Statement. This "say-on-pay" proposal is intended to provide shareholders with the opportunity to express their views on our compensation decisions and policies regarding our named executive officers. In prior years, our shareholders have expressed strong support through this "say-on-pay" vote, including at our annual shareholders' meeting in September 2018, at which our named executive officers' compensation received approval of 98.5% of the votes cast.

          As described in the section named "Compensation Discussion and Analysis", our executive compensation program is designed to closely align the interests of our named executive officers with the interests of shareholders, and to balance long-term performance with shorter-term goals. The program maintains a strong link between executive pay and our long-term financial performance, including by subjecting 75% of annual long-term incentive compensation to achievement of performance goals relating to return on invested capital and relative total shareholder return, in each case, over a three-year period. The Compensation Committee believes its compensation decisions for the 2019 fiscal year appropriately compensate the named executive officers for the Company's performance and are closely aligned with the long-term interests of our shareholders.

          In view of the foregoing and in accordance with Section 14A of the Exchange Act, the Company is asking shareholders to approve the following resolution:

  RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's named executive officers described in the Proxy Statement for the 2019 annual shareholders' meeting, including the compensation discussion and analysis, the compensation tables, and the narrative executive compensation disclosures contained in the Proxy Statement.

          Shareholders may vote FOR, AGAINST or ABSTAIN on this item. Because your vote is advisory, it will not be binding on the Company, and will not overrule any decision by the Board or require the Board to take any particular action. However, the Board values the views of shareholders on executive compensation matters, and will consider the outcome of this vote when considering future executive compensation arrangements for the named executive officers.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS ADVISORY RESOLUTION ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

 PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE PERMISSIBLE RANGE OF THE BOARD FROM 4-9 DIRECTORS TO 7-12 DIRECTORS WITH THE PRECISE NUMBER OF DIRECTORS TO BE DETERMINED BY THE
BOARD OF DIRECTORS FROM TIME TO TIME

          The Company's Articles currently provide that the number of directors comprising the Board shall be not fewer than four (4) and not greater than nine (9).

          The Board has unanimously determined that it is advisable and in the best interests of the Company and its shareholders to increase the permissible range of the Board from 4-9 directors to 7-12 directors with the precise number of directors to be determined by the Board from time to time.

          The Board currently consists of nine (9) directors. Although the Board has no current intention of expanding its size to more than nine (9) directors, it currently has no flexibility to offer directorships to qualified candidates. By allowing the Board to consider a larger board size, the proposed amendment provides the Board with additional flexibility to adjust the size of the Board to meet changing circumstances and to meet the needs of the Company and its shareholders without seeking an amendment to the Articles.

          Additionally, increasing the permissible size of the Board will enable the Company to more smoothly manage Board transitions (including director retirements) and more effectively recruit highly qualified director candidates as they are seeking Board positions. This will provide flexibility for new directors to join the Board in advance of when a vacancy would otherwise become available and to become familiar with the Company, its operations and the activities of the Board and its committees.

          In light of the foregoing benefits, and upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has determined that increasing the permissible range of the Board from 4-9 directors to 7-12 directors with the precise number of directors to be determined by the Board from time to time is advisable, and directed that this Proposal 4 be submitted to the Company's shareholders for approval at the Annual Meeting.

          The general description of the proposed amendment to our Articles set forth in this Proposal 4 is qualified in its entirety by reference to the complete text of the amendment, which is attached as Appendix A to this proxy statement. If our shareholders approve this Proposal 4, the proposed amendment will become effective upon the filing of the Articles of Amendment to the Company's Articles with the Iowa Secretary of State. The Company would make such filing promptly after the Annual Meeting. If this Proposal 4 is not approved, our Articles would remain unchanged with respect to this proposed change, and the permissible number of directors comprising the Board of the Company would continue to be between four (4) and nine (9).

Vote Required and Board Recommendation

          Approval of the proposed amendment to our Articles to increase the permissible range of the Board from 4-9 directors to 7-12 directors with the precise number of directors to be determined by the Board from time to time requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote at the time such amendment is proposed. Therefore, abstentions and broker non-votes will have the effect of a vote "AGAINST" the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO OUR ARTICLES TO INCREASE THE PERMISSIBLE RANGE OF THE BOARD FROM 4-9 DIRECTORS TO 7-12 WITH THE PRECISE NUMBER OF DIRECTORS TO BE DETERMINED BY THE BOARD OF DIRECTORS FROM TIME TO TIME.

 ANNUAL REPORTS

          The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2019, are available at http://materials.proxyvote.com/147528. The Annual Report, including consolidated financial statements, does not form a part of the material for the solicitation of proxies.

          The Company will provide without charge to each shareholder, on written request, a copy of the Company's Annual Report on Form 10-K for the year ended April 30, 2019, including the consolidated financial statements and schedules thereto, filed with the SEC. If a shareholder requests copies of any exhibits to the Form 10-K, the Company may require the payment of a fee covering its reasonable expenses. A written request should be addressed to Julia L. Jackowski, Senior Vice President—Corporate General Counsel and Secretary, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021.

SHAREHOLDERS SHARING AN ADDRESS

          Shareholders sharing an address with another shareholder may receive only one Notice of Internet Availability of Proxy Materials, or single copies of this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2019, as applicable, at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials, or separate copies of this Proxy Statement and the Annual Report to Shareholders for the year ended April 30, 2019, as applicable, now or in the future may write or call Broadridge to request a separate copy from: Householding Department, Broadridge, 51 Mercedes Way, Edgewood, NY 11717; (866) 540-7095.

          Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or a separate copy of this Proxy Statement and our Annual Report to Shareholders for the year ended April 30, 2019, as applicable, to any shareholder at a shared address to which only a single copy was delivered. Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company's Notice of Internet Availability of Proxy Materials, or multiple copies of this Proxy Statement and our Annual Report to Shareholders for the year ended April 30, 2019, as applicable, may write or call the above address and phone number to request delivery of a single copy in the future.

SUBMISSION OF SHAREHOLDER PROPOSALS

          Any proposal which a shareholder intends to present at the annual meeting of shareholders for the Company's 2020 fiscal year must be received by the Company by March 27, 2020 in order to be eligible for inclusion in the Company's proxy statement and proxy card relating to such meeting, unless the date of the 2020 annual meeting is changed by more than 30 days from September 4, 2020, in which case the proposal must be received a reasonable time before the Company begins to print and send its proxy materials for the 2020 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable SEC regulations governing the solicitation of proxies.

          Separate and apart from, and in addition to, the above SEC requirements governing notice of shareholder proposals to be included in the Company's proxy statement are the Company's advance notice requirements, as set forth in the Bylaws. Under the Bylaws, a shareholder may bring other business before the 2020 annual meeting of shareholders only by delivering written notice to the Corporate Secretary not earlier than May 7, 2020, and not later than June 6, 2020. However, if the date of the 2020 annual meeting is more than 30 days before September 4, 2020, or more than 60 days after September 4, 2020, written notice must be provided not less than 90 days nor more than 120 days prior to the date of the 2020 annual meeting or, if the first public announcement of the date of such advanced or delayed annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made. Among other requirements, the notice must set forth certain information concerning such shareholder and all persons or entities acting in concert with the shareholder, including their names, addresses and number of shares owned of record, rights to acquire shares and other derivative securities or short interests held, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, a description of all arrangements or understandings between such shareholder and any other persons in connection with the proposal of such business, a representation that such shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such business before the meeting and such other information regarding the proposal as would be required to be included in a proxy statement filed with the SEC. The chair of the meeting may determine that particular items of business were not properly brought before the annual meeting in accordance with the Bylaws, in which case any such business shall not be transacted.

          A shareholder proposing business to be conducted at an annual meeting or nominees for election to the Board of Directors at an annual meeting must be a shareholder of the Company both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any shareholder desiring a copy of the Bylaws will be furnished a copy without charge upon written request addressed to Julia L. Jackowski, Senior Vice President—Corporate General Counsel and Secretary, Casey's General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021.

 PROXY SOLICITATION

          The Company will pay all solicitation expenses in connection with this Proxy Statement and related Company proxy soliciting material, including the expense of preparing, printing, assembling, mailing and otherwise making available this Proxy Statement and any other material used in the Company's solicitation of proxies. We have retained Morrow Sodali to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $15,000, plus associated costs and expenses. Certain directors, executive officers and other employees, on behalf of the Company and without additional compensation, may also solicit proxies personally, by telephone, fax, email or other electronic means. Shareholders may also be solicited by means of press releases issued by the Company and posted on its website.

          The Company will request banks, brokers and other custodians, Nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons at approved rates for their expenses in connection with the foregoing activities.

OTHER MATTERS

          So far as the Board and the management of the Company are aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

By Order of the Board of Directors,

Julia L. Jackowski Senior Vice President—Corporate General Counsel and Secretary
July 25, 2019

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND SIGN YOUR PROXY CARD AND RETURN IT PROMPTLY OR OTHERWISE VOTE BY TELEPHONE OR THE INTERNET, AS DESCRIBED ABOVE.

APPENDIX A

          If Proposal 4 is approved by our shareholders, Article V, subsection A of our current Articles would be amended to read as follows:

          "The number of directors of the Corporation shall be not fewer than seven (7) and not greater than twelve (12) with the precise number of directors to be determined by the Board of Directors from time to time. Vacancies in the Board of Directors or new directorships created by an increase in the number of directors shall be filled by election by a majority of the remaining members of the Board, though less than a quorum, and the person filling such vacancy or newly-created directorship shall serve until the next annual shareholders' meeting following their election and until their successor is elected and qualified."

A-1

VOTE BY INTERNET·www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 09/0312019 for shares held directly and by 11:59 P.M. ET on 08/29/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CASEY'S GENERAL STORES, INC. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. ATTN: JULIE JACKOWSKI ONE SE COVENIENCE BLVD. - PO BOX 3001 ANKENY, IA 50021-B045 VOTE BY PHONE·1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 09/03/2019 for shares held directly and by 11:59 P.M. ET on 08/29/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY11717. TO VOTE , MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS : KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED . you vote FOR the fo11owing : d until their qualified . 0 0 0 0 0 0 4To approve an amendment to the Company's permi ssi bl e range of the Board of Directors precise number of directors to be determined by 0 0 0 before the annual meeting or any adjournment or you vote FOR 0 0 0 KPMG LLP as the ear ending April 30 , 2020 . 00 -;.I N lD N or other fiduciary, please give full icer . 0 0 0 BOX] Signature (Joint Owners) The Board of Directors reco11111ends 1 . Election of Directors to serve annual shareholders' meeting an successors are elected and Nominees 1 . H. Lynn Horak 2 . Judy A. Schmeling 3 . Allison M . Wing 4 . Darren M. Rebe1 ez The Board of Directors reco11111ends proposals 2, 3 and 4 . 2To ratify the appointment of independent registered public a of the Company for the fi seal y 3 To hold an advisory vote on our officer compensation . Please sign exactly as your name(s) attorney, executor, administrator, tit1 e as such. Joint owners should sign . If a corporation or partnersh partnership name, by authorized off Signature [PLEASE SIGN WITHIN until the next ForAgainst AbstainForAgainst Abstain Art i c1 es of Incorporation to increase the 0 00 from 4-9 directors to 7-12 directors with the the Board of Directors from time to time . 0 00 NOTE : Such other business as may proper1 y come postponement thereof . ForAgainst Abstain ccounting firm named executive000 appear(s) hereon. When signing as each sign personally . All holders must ip , please sign in full corporate or

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxvvote.com 00 I N lD N 0 0 0 CASEY'S GENERAL STORES, INC. AnnualMeeting of Shareholders September 4, 2019 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) H. Lynn Horak and Darren M. Rebelez or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CASEY'S GENERAL STORES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 09:00AM, Central Time on September 4, 2019, at Casey's Corporate Headquarters, One SE Convenience Blvd, Ankeny, Iowa 50021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side